As Filed with the Securities and Exchange Commission on October ____ , 2001 Registration No. 333-63476

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Pre-effective Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Blue Marble World, Inc.
(Name of Small Business Issuer in Its Charter)

                               Nevada                           5999                                         11-3578394
                  (State or Other Jurisdiction                  (Primary Standard                                               (I.R.S. Employer
                    of Incorporation                            or Industrial Classification                             Identification No.)
                      Organization)                                 Code Number)

80 Orville Drive, Bohemia, New York 11716, (631) 244-1454
(Address and Telephone Number of Executive Offices)

80 Orville Drive, Bohemia, New York 11716
(Address of principal place of business or intended principal place of business)

Edward A. Heil, Chairman, 80 Orville Drive, Bohemia, New York 11716, (631) 244-1454
(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Stephen B. Schneer, Esq. Stephen B. Schneer, LLP 605 Third Avenue, 15th Floor New York, NY 10158 (212) 972-1100 (212) 983-5271

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering under rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made under rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed offering Price per Share (1)	Proposed Aggregate offering Price (1)	Amount of Registration Fee
shares of common stock, $.001 par value ("common stock")	6,000,000	$0.05	$300,000	$79.20

(1) Estimated solely for the purpose of determining the registration fee under rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus dated October ___, 2001.

6,000,000 Shares of
Blue Marble World, Inc.
Common Stock

eSAFETYWORLD, Inc. is distributing to its stockholders of record, on the record date of [___________], 2001, 6,000,000 shares of common stock of Blue Marble World, Inc. The distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive two Blue Marble World shares for each share held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send Blue Marble World stock certificates to the eSAFETYWORLD stockholders on about [__________], 2001.

eSAFETYWORLD stockholders are not required to take any action to receive their shares of Blue Marble World common stock. No consideration will be paid by holders of eSAFETYWORLD common stock for shares of Blue Marble World common stock.

There currently is no public market for the Blue Marble World stock, and neither eSAFETYWORLD nor Blue Marble World can assure that a trading market will develop. We will apply to have our common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "BMWC" effective at the time of the distribution. Blue Marble World cannot predict the likelihood of the application being accepted. See "The Distribution."

The ownership of Blue Marble World common stock involves significant risks. See "Risk Factors" beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October [__], 2001.

eSAFETYWORLD is not seeking approval by its stockholders of the distribution of the stock of Blue Marble World to the stockholders of eSAFETYWORLD. No approval by the stockholders of eSAFETYWORLD is required.

This information does not constitute an offer to sell or the solicitation of an offer to buy any securities.

You should rely on the information contained in this document. No person is authorized to give information that is not contained in this document. This document is not an offer to sell nor is it seeking an offer to buy these securities. This information is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until [________], 2001 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Because of eSAFETYWORLD's role in the Distribution, there is a possibility that it may be deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act. eSAFETYWORLD has advised us that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its stockholders. Further, eSAFETYWORLD has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Exchange Act of 1934. These rules may apply to sales by eSAFETYWORLD in the market, following the creation of a public market, if such a market ever develops.

With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

Stockholders of eSAFETYWORLD with inquiries related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at 80 Orville Drive, Bohemia, NY 11716. eSAFETYWORLD's telephone number is 631-244-1454.

Table of Contents

Questions and Answers about the Distribution and Related Matters                                            6

Summary                                                                                                                                   7

Risk Factors                                                                                                                               7

Forward-Looking Statements                                                                                                      7

The Distribution                                                                                                                          7

Relationship of eSAFETYWORLD and Blue Marble World After the Distribution                      7

Dividend Policy                                                                                                                         7

Business                                                                                                                                    7

Capitalization                                                                                                                             7

Management's Discussion and Analysis or Plan of Operation                                                        7

Management                                                                                                                              7

Certain Relationships and Related Transactions                                                                            7

Description of Capital Stock                                                                                                        7

Securities of Certain Beneficial Owners and Management                                                             7

Legal Proceedings                                                                                                                       7

Indemnification of Officers and Directors                                                                                       7

Legal Matters                                                                                                                               7

Experts                                                                                                                                        7

Additional Information                                                                                                                   7

Table of Contents                                                                                                                         7

Questions and Answers about the Distribution and Related Matters

The following section answers various questions that you may have about the pro rata distribution to eSAFETYWORLD stockholders of 6,000,000 shares of Blue Marble World common stock owned by eSAFETYWORLD. We refer to this distribution in this document as the Distribution."

Q1: What is the Distribution?

A: The Distribution is the method by which eSAFETYWORLD will distribute a significant portion of the shares held by it in Blue Marble World resulting in Blue Marble World becoming a publicly-held company. According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on [______________], 2001, in a dividend, two shares of Blue Marble World common stock for every one share of eSAFETYWORLD common stock held on [______________], 2001.

Q2: What is Blue Marble World?

A: Blue Marble World is a network marketing company that will sell high quality, unique personal care and nutritional products.

Q3: Why is eSAFETYWORLD effecting the Distribution?

A: eSAFETYWORLD is effecting the Distribution because it believes that the Distribution may result in an increase in the value of Blue Marble World common stock and provide potential value to eSAFETYWORLD's stockholders.

Q4: What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of Blue Marble World's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops.

The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5: What will eSAFETYWORLD stockholders receive in the Distribution?

A: In the Distribution, eSAFETYWORLD stockholders will receive two shares of Blue Marble World common stock for every share of eSAFETYWORLD common stock they own on [______________], 2001. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of Blue Marble World common stock that stockholders receive in the Distribution will represent their interests in the Blue Marble World business.

Q6: What happens to eSAFETYWORLD shares after the Distribution?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be traded on the Nasdaq SmallCap Market under the ticker symbol "SFTY."

Q7: What does an eSAFETYWORLD stockholder need to do now?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of Blue Marble World common stock shortly following the Distribution.

Q8: Where can eSAFETYWORLD stockholders get more information?

A: eSAFETYWORLD stockholders with additional questions related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at eSAFETYWORLD, Inc., 80 Orville Drive, Bohemia, New York 11716. eSAFETYWORLD's telephone number is 631-254-1454.

Summary

The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. Certain capitalized terms used in this summary are defined elsewhere in this document.

Why You Were Sent This Document

eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on [______________], 2001. Holders of record of eSAFETYWORLD common stock, as of the close of business on [______________], 2001, will be entitled to receive a pro rata distribution of two shares of Blue Marble World for every share of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Blue Marble World shares. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy, and you are requested NOT to send a proxy to eSAFETYWORLD.

This document describes Blue Marble World's business, how this transaction benefits eSAFETYWORLD's stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Blue Marble World shares that you will receive in the Distribution. Although no action is required on your part to cause this to happen, and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully. It is not, and is not to be construed as, an inducement or encouragement to hold, buy or sell any of our securities. You should be aware of certain risks relating to the Distribution and Blue Marble World's business, which are described in this document beginning on page __.

Summary of Blue Marble World's Business

Blue Marble World is a Nevada corporation incorporated in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company. It commenced start-up operations as a division of eSAFETYWORLD in October 2000. It is a direct sales company selling personal care and nutritional products through independent distributors. We do not believe that we need more than $100,000 to commence revenue producing operations because we do not have a capital intensive business plan. We cannot provide any assurances of the likelihood of us obtaining sufficient financing to undertake our operating plan. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts. We believe that we can continue in business for at least 12 months even if we are unable to raise any funds because we have no fixed costs, can rely on eSAFETYWORLD to provide day-to-day administrative support, and have no obligations except to eSAFETYWORLD.

Its corporate office is located at 80 Orville Drive, Bohemia, New York 11716, and its telephone number is 866-258-3625. Its website address is www.bluemarbleworld.com.

Summary financial information

The selected financial data set forth below at February 28, 2001and for the five-month period from inception through February 28, 2001 is derived from and should be read together with our financial statements footnotes appearing elsewhere in this prospectus. The summary financial data for the interim period ended June 30, 2001 has been prepared from the product group's books and records and reflects, in our opinion, all adjustments necessary for a fair presentation of the results of operations of the product group for the periods shown. Results for interim periods are not necessarily indicative of results that can be expected for the entire year.

	February 28, 2001	June 30, 2001
Current assets	$34,543	$48,304
Total assets	71,838	130,450
Current liabilities	168,410	8,547
Total liabilities	168,410	304,451
Stockholders' deficiency	(96,572)	(174,001)

	5 months from inception to 2/28/01	4 months ended 6/30/01

Loss incurred during development stage	$103,972
		$181,401

Loss per share	$ .01	$.02

Risk Factors

In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Blue Marble World and the Distribution.

Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Recipients of the Distribution will be confronted by taxation matter or liabilities

Dividends and distributions received are taxable as ordinary income for federal income tax purposes provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of Blue Marble World's shares will be established by subsequent trading that develops with respect to such shares. The fair market value of our shares distributed as a dividend is the amount that will be taxable to the shareholders that receive the shares. The tax recognized by each shareholder will be limited by the current and accumulated earnings and profits of eSAFETYWORLD.

The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

We are in an early stage of development, and we expect to encounter risks associated with early-stage companies. As a result we may never realize profitable operations..

We commenced our start-up operations in October 2000 and, therefore, do not have an operating history upon which an evaluation of our future performance and prospects can be made. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new and business. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets. These risks include:

5. competition by other companies that have substantially more resources and experience;

6. ability to maintain and expand an independent distributor network that will create sufficient sales to enable us to be profitable;

7. ability to manage working capital and product return risks;

8. need to manage growth of independent distributors and changing operations;

9. need to continue to develop and upgrade our transaction-processing systems and infrastructure;

10. ability to scale our systems and fulfillment capabilities to accommodate the growth of our business if growth occurs which cannot be assured;

11. ability to access and obtain capital when required;

12. ability to develop and maintain strategic relationships with key distributors and product manufacturers;

13. dependence upon key personnel; and

14. ability to deal with the changing economic and regulatory environment of international markets.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. If we are unsuccessful in addressing any or all of these risks, we may be unable to achieve or maintain profitable operations.

Blue Marble World will depend on eSAFETYWORLD to supply a substantial portion of our day-to-day administrative and operational activities. We would be unable to function during the next year without the services provided by eSAFETYWORLD.

Blue Marble World's limited resources do not permit us to hire software specialists. We are developing our software, including the software used to calculate downline commissions and website by using independent contractors, most of whom were and are engaged and supervised by eSAFETYWORLD. Downline commissions are commissions that are paid to the independent distributor for products sold in the independent distributor's downline sales organization pursuant to the Blue Marble World compensation plan.

Blue Marble World will also use eSAFETYWORLD for its servers, web hosting, and administrative functions.

Our Business Management Agreement with eSAFETYWORLD has a three-year term commencing on November 1, 2001. It is noncancelable except in the case of contract breach including failure to make scheduled payments. The contract is renewable with the consent of both parties. The likelihood of us being able to implement our business strategy would be materially reduced or eliminated if we have a disagreement with eSAFETYWORLD or if eSAFETYWORLD were to encounter financial difficulties that would prevent it from providing the agreed-upon services.

The distribution of Blue Marble World's shares may result in taxable gain to eSAFETYWORLD which will have to pay the tax.

The distribution of Blue Marble World's shares will be a taxable event to eSAFETYWORLD. If any corporate tax is incurred by eSAFETYWORLD as a result of the Distribution, eSAFETYWORLD may be forced to increase its debt or issue equity to pay such tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact eSAFETYWORLD's financial position and future results of operations. We are dependent on eSAFETYWORLD to provide our infrastructure and many of our human resource requirements in order to be able to implement our basic strategy. Any event that can negatively impact eSAFETYWORLD may have a negative impact on us if it limits or eliminates eSAFETYWORLD's ability to provide us with the services that we need to implement our strategic plan.

Blue Marble World will need financing to implement its business strategy. We have no commitments for the necessary financing which may not be available.

Blue Marble World will use independent contractors to implement its business strategy. Blue Marble World will endeavor to use noncash compensation wherever possible. However, some cash will be required to fund marketing programs and purchase inventory. The amount of cash needed to fund the marketing programs and to purchase inventory is not known. We believe that we can commence revenue producing operations by raising approximately $100,000. eSAFETYWORLD has paid for the limited marketing programs and inventory purchased by us. There is no obligation for eSAFETYWORLD to continue to fund our operations.

Blue Marble World has not established a source of equity or debt financing sufficient to permit it to implement our business plan. Blue Marble World will require financing. There can be no assurance that additional financing will be available. If Blue Marble World is unable to obtain financing, its ability to meet obligations and plans for expansion will be materially adversely affected or may not be possible at all.

We are obligated to use 50% of the proceeds from any capital infusions to repay debt due to eSAFETYWORLD.

At June 30, 2001 we owe eSAFETYWORLD an aggregate of $295,904. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2002, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 31, 2002. If we are unable to pay the balance by July 31, 2003, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading, If eSAFETYWORLD converts amounts due it at any point after July 31, 2003, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

The requirement to repay eSAFETYWORLD could have an adverse impact on our ability to finance our operations.

The existing officers and directors of eSAFETYWORLD have complete control over us now and will have substantial if not complete control after the distribution.

After eSAFETYWORLD has completed the distribution, eSAFETYWORLD will own 1,400,000 shares of our common stock and the existing officers and directors of eSAFETYWORLD will own over 2,000,000 shares of our common stock. Because of the 0number of shares of our common stock owned by eSAFETYWORLD and its officers and directors, they will have substantial control over us and will be in a position to control shareholder votes.

We will rely upon independent distributors to build sales organizations to generate our sales. There is no assurance that we can attract a sufficient number of distributors to become profitable.

We will distribute our products exclusively through independent distributors who enter into agreements with us. We will depend heavily on the efforts and success of our distributors' sponsoring efforts to generate revenue and growth for us. Our standard agreement with independent distributors does not require any payment to us and does not require or specify any minimum product purchase or sales requirement. Our agreement with the distributors allows a distributor to terminate the relationship with us at any time. Like all network marketing companies, we will experience turnover in our distributors. The dependence on independent representatives will require us to continually sponsor and train new distributors to maintain or increase the total number of our distributors. We also expect to experience seasonal decreases in distributor sponsoring and product sales in countries where we operate or may operate because of holidays and vacations recognized in those countries.

Additionally, we will experience fluctuations in the level of distributor sponsorship. We, like other network marketing companies, have little or no control over the level of sponsorship of new distributors. We cannot predict the timing of these fluctuations or the degree of the fluctuations. There can be no assurance that we will attract and retain a sufficient number of distributors to permit profitable operations because of the number of direct sales opportunities that exist for potential distributors.

We will compete with other network marketing companies for distributors. Most of our competitors are and will be larger and better known than are we and will possess more financial resources. We will have to compete with these competitors on the basis of our compensation plan and product offerings.

Our Compensation Plan allows and is designed to encourage distributors to sponsor new distributors into their downlines. The sponsoring of new distributors creates multiple distributor levels in the network marketing structure. Sponsored distributors are referred to as "down line" distributors within the sponsoring distributor's "down line network." If down line distributors also sponsor new distributors, additional levels of down line distributors are created, with the new down line distributors also becoming part of the original sponsor's "down line network." This structure may result in certain distributors developing large down line organizations. The loss of such distributors and their down lines could adversely affect sales and impair its ability to attract new distributors.

If we are unable to recruit and retain distributors who are successful at building and maintaining downlines, we will be unable to achieve profitable operations.

We could be impacted negatively by distributor actions such as inappropriate earnings claims and other misrepresentations.

We can be negatively impacted by actions of distributors. The publicity resulting from distributor activities such as inappropriate earnings claims and product representations by distributors can make the sponsoring and retaining of distributors more difficult, thereby negatively impacting sales. There can be no assurance that distributor actions will not have a material adverse effect on our business or results or operations.

Blue Marble World will need to build brand or name recognition through marketing and advertising. We may be unsuccessful in these efforts.

To be successful, we will have to build brand or name recognition. Doing so will require implementing an effective marketing or advertising campaign. There can be no assurances that we will be successful in obtaining the funds necessary to finance an effective marketing campaign. Furthermore, even if a marketing campaign were undertaken, there can be no assurances that it would result in appreciable increases in revenue.

Current members of our management and board of directors have or are likely to have conflicts of interest that may not be resolved in our favor.

All members of our management and board of directors may serve in similar capacities with other companies. There can be no assurances that they will refer opportunities to us instead of to other entities. Likewise, there are no assurances that they will devote time to us when we need them. Our ability to achieve profitable operations may be reduced because members of our management are or will be unable or unwilling to devote sufficient time or resources to us.

We will face currency and political risks outside the United States that may adversely affect our business.

We believe a substantial portion of our revenue may ultimately be derived outside the United States. We do not know and cannot estimate the extent to which we will derive or be dependent on revenues outside the United States or the amounts of foreign revenue, if any. Our operations may be materially and adversely affected by economic, political and social conditions in the countries in which we operate or will operate. A change in policies by any government in our current or future markets could adversely affect our operations through, among other things,

15. changes in laws, rules or regulations, allowing the sale of our products or the operation of multilevel marketing companies

16. changes in the interpretation existing laws and regulations,

17. confiscatory taxation, restrictions on currency conversion, currency repatriation or imports, or

18. expropriation of private enterprises.

Although the general trend in these countries has been toward more open markets and trade policies and the fostering of private business and economic activity, no assurance can be given that the governments in these countries will continue to pursue such policies or that such policies will not be significantly altered in future periods. This could be especially true in the event of a change of leadership, social or political disruption or upheaval, or unforeseen circumstances affecting economic political or social conditions or policies.

We will be impacted by import duties and other restrictions imposed by foreign governments such as requirements to license products for sale.

A substantial portion of our products may be imported into the countries in which they will ultimately be sold. The countries in which we may conduct business impose various legal restrictions on imports. In most cases, permits or licenses are required to import particular types of goods, including nutritional supplements and personal care products. Duties of varying amounts are imposed based on the values or quantities of the goods imported. In certain countries and jurisdictions, cosmetic and nutritional are subject to significant import duties. Other products that we sell or will sell, notably products in the personal care line, may be subject to health and safety regulations. Certain products in the nutritional line may also be subject to governmental regulation regarding food and drugs, which may have the effect of limiting our ability to sell some of our products in some of the countries and jurisdictions in which we operate or may operate. Certain of our products may be deemed in certain countries to be "pharmaceutical" in nature which would preclude them from being sold through network marketing channels in those countries. Currently, we have not experienced difficulties with respect to import and licensing restrictions, in large part because our current volume of shipments permits us to be exempt from many such regulations. In the future, we may experience difficulty obtaining and maintaining import licenses, as well as experience complications regarding health and safety, and food and drug regulations for nutritional products. Some products may require reformulation to comply with local requirements. In addition, new regulations could be adopted or any of the existing regulations could be changed at any time in a manner that could have a material adverse effect on our business and results of operations.

Duties on imports are a component of national trade and economic policy and could be changed in a manner that could be materially adverse to our sales and competitive position compared to locally-produced goods.

We will face foreign taxation laws that will be different than those in the United States and transfer pricing risks.

We are subject to taxation in the United States, where we are incorporated, at a statutory corporate federal tax rate of 35.0% plus any applicable state income taxes. Our current plans may result in us establishing subsidiaries in some or all of the countries in which we will eventually operate. Each foreign subsidiary will be subject to taxation in the country in which it will operate. The statutory corporate tax rates in Asian countries vary widely currently ranging from a statutory tax rate of 57.9% in Japan to 16.5% in Hong Kong. We will be eligible for foreign tax credits in the U.S. for the amount of foreign taxes actually paid in a given period. In the event that our operations in high tax jurisdictions such as Japan grow disproportionately to the rest of our operations, we may be unable to fully utilize its foreign tax credits in the U.S., which could, accordingly, result in us paying a higher overall effective tax rate on our worldwide operations.

If subsidiaries are established outside of the United States, we will be subject to the jurisdiction of numerous foreign tax authorities. In addition to closely monitoring the subsidiaries' locally-based income, these tax authorities will regulate and restrict various corporate transactions, including intercompany transfers. We believe that the tax authorities in Japan and South Korea are particularly active in challenging the tax structures of foreign corporations and their intercompany transfers. Although we believe that our tax and transfer pricing structures will be drafted to comply in all material respects with the laws of every jurisdiction in which we will operate, no assurance can be given that these structures will not be challenged by foreign tax authorities or that such challenges will not have a material adverse effect on our future business or results of operations

The trading price of Blue Marble World common stock is likely to be subject to significant fluctuations

There can be no assurance as to the prices at which Blue Marble World common stock will trade before, on or after the Distribution date. Until Blue Marble World common stock is fully distributed and an orderly market develops in Blue Marble World common stock, if ever, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for Blue Marble World common stock will be determined in the marketplace and may be influenced by many factors, including:

19. the depth and liquidity of the market for Blue Marble World common stock,

20. developments affecting the business of Blue Marble World generally and the impact of those factors referred to below in particular,

21. investor perception of Blue Marble World, and

22. general economic and market conditions.

No assurance can be given that an orderly trading market or any trading market will ever develop for our stock. In any event, there is no relationship between the Distribution and the development of a trading market of any kind.

Blue Marble World common stock has no prior trading market or liquidity and there can be no assurances that any trading market will develop.

Prior to the date of this document, there has not been any established trading market for Blue Marble World common stock. Application will be made to list the shares of Blue Marble World common stock on the OTCBB under the symbol "BMWC." Blue Marble World cannot predict the likelihood of the application being accepted. If the application is accepted, Blue Marble World cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, Blue Marble World's common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of Blue Marble World's actual operating performance. This volatility and lack of liquidity might keep you from reselling your shares at or above the price on the Distribution date if such a price is set by a market maker.

eSAFETYWORLD will continue to hold 1,400,000 of our shares which are available for resale pursuant to Rule 144, Section 4(1). If a limited market for our shares does develop, of which there can be no assurances, the sale of shares by eSAFETYWORLD could serve to depress the market price and reduce the number of shares that could be sold by other shareholders.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations.

We have no committed source of financing. Wherever possible, we will attempt to use noncash consideration to satisfy obligations. In many instances, we believe that the noncash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we will attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

If corporate tax is imposed upon eSAFETYWORLD as a result of the Distribution, Blue Marble World would be jointly and severally liable with eSAFETYWORLD and with each other member of the consolidated group of which eSAFETYWORLD is the common parent. If the IRS were to attempt to collect from Blue Marble World any tax due with respect to the gain arising from the distribution of its stock by eSAFETYWORLD, Blue Marble World may be forced to increase its debt or issue equity to pay the tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact Blue Marble World's financial position and future results of operations, while an issuance of equity could dilute a shareholder's interest in Blue Marble World.

Our shares are likely to be considered penny stock which will limit the ability of holders to sell the shares.

SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Blue Marble World, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

Many brokerage firms and individual brokers do not deal in penny stocks because of the increased requirements. As a result, holders of penny stocks are likely to experience difficulties in trying to sell their shares.

Forward-Looking Statements

This document and other materials filed or to be filed by eSAFETYWORLD or Blue Marble World with the Securities and Exchange Commission, referred to as the "SEC," as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and Blue Marble World, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of Blue Marble World, as well as its respective directors or officers. Words like as "expects," "anticipates," "intends," "plans" and similar expressions also identify forward-looking statements.

Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.

The Distribution

Introduction

On May 3, 2001, the board of directors of eSAFETYWORLD approved a plan to distribute 6,000,000 shares of common stock of Blue Marble World common stock held by eSAFETYWORLD to all holders of outstanding eSAFETYWORLD common stock. The eSAFETYWORLD board of directors formally declared a dividend payable to each holder of record of eSAFETYWORLD common stock at the close of business on the record date of two shares of Blue Marble World common stock for every one share of eSAFETYWORLD common stock held as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Blue Marble World common stock in connection with the Distribution.

On or before the Distribution date, eSAFETYWORLD will deliver the shares of Blue Marble World common stock to be distributed to the Distribution agent for transfer and distribution to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date. The Distribution is expected to be made on or about [______], 2001.

eSAFETYWORLD will account for the distribution of Blue Marble World's shares as follows. The basis of all assets, liabilities and stockholder's equity will carry over to Blue Marble World. For tax and legal purposes, eSAFETYWORLD will record the distribution of Blue Marble World stock as a taxable distribution. At the time that eSAFETYWORLD transfers the common stock of Blue Marble World to the Distribution agent, eSAFETYWORLD will account for the fair market value of the shares distributed as a distribution and will record as a taxable gain, the difference, if any, between the tax basis of the shares distributed and the fair market value of such shares. The fair market value of the shares of Blue Marble World common stock will be based on the trading price at the date of and immediately following distribution.

Reasons for the Distribution

After thorough consideration, the board of directors of eSAFETYWORLD determined that a distribution of Blue Marble World shares is in the stockholders' best interest. eSAFETYWORLD believes that the Distribution of Blue Marble World shares and the resulting creation of a publicly-held corporation may increase the value of the Blue Marble World shares and may offer the stockholders of eSAFETYWORLD greater liquidity than if all Blue Marble World shares were retained by eSAFETYWORLD. In addition, the Distribution will result in Blue Marble World becoming a publicly-held company with equity securities that could be used in its compensation programs and other business relationships.

The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Blue Marble World common stock and the ability of Blue Marble World management to successfully take advantage of growth opportunities. Many of those factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors."

Form of transaction

The Distribution is the method by which eSAFETYWORLD will distribute shares of Blue Marble World to eSAFETYWORLD shareholders resulting in Blue Marble World becoming a publicly-held company. In the Distribution, eSAFETYWORLD will distribute to its stockholders 6,000,000 shares of common stock of Blue Marble World held by eSAFETYWORLD. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the shares distributed to them in Blue Marble World.

eSAFETYWORLD currently holds all 7,400,000 shares of Blue Marble World's common stock. Following the Distribution, eSAFETYWORLD will continue to hold 1,400,000 shares of Blue Marble World's common stock, which will represent an 18.9% interest.

eSAFETYWORLD and Blue Marble World have entered into a master distribution agreement contains the following key provisions relating to the distribution.

On or prior to the date that the distribution is effective, eSAFETYWORLD intends to distribute the shares of common stock of Blue Marble World that eSAFETYWORLD holds to eSAFETYWORLD stockholders on a pro rata basis. eSAFETYWORLD may, in its sole discretion, change the Distribution date. eSAFETYWORLD intends to consummate the Distribution only if no legal restraints exist preventing the Distribution and a registration statement relating to the shares to be distributed has been declared effective by the Securities and Exchange Commission.

If problems arise between Blue Marble World and eSAFETYWORLD, we have agreed to an arbitration procedure in accordance of the rules of the American Arbitration Association , and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties consented to the jurisdiction and venue of an appropriate court located in Suffolk County, State of New York. In the event that arbitration results from or arises out of the agreement or the performance thereof or litigation to enforce any award entered therein, the parties agreed to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

The master agreement was negotiated before the Distribution and thus was negotiated between affiliated parties. Accordingly, we cannot assure you that any of this agreement, or that any of the transactions provided for in this agreement, will be effected on terms at least as favorable to us or to eSAFETYWORLD as could have been obtained from unaffiliated third parties.

Both eSAFETYWORLD and Blue Marble World will enter into an agreement to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

23. Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

24. Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the 25. other party an opportunity to retrieve all relevant information from the records.

26. Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

Effective as of the Distribution date, Blue Marble World will release eSAFETYWORLD and its affiliates, agents, successors and assigns, and eSAFETYWORLD will release Blue Marble World, and its affiliates, agents, successors and assigns among other things, from any liabilities arising from events occurring on or before the Distribution date. This provision will not impair a party from enforcing the master distribution agreement, any ancillary agreement or any arrangement specified in any of these agreements.

eSAFETYWORLD may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act of 1933. Any compensation received and any profits realized by eSAFETYWORLD may be considered underwriting discounts and commissions under the Securities Act.

Manner of effecting the Distribution

The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,000,000 shares of eSAFETYWORLD common stock outstanding as of [______________], 2001, the Distribution would consist of two shares of Blue Marble World common stock for each one share of eSAFETYWORLD held.

eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share. Instead, the number of shares of Blue Marble World stock to which each eSAFETYWORLD stockholder of record is entitled will be rounded to the nearest whole share. If, as a result of rounding, more than 6,000,000 shares are required to complete the Distribution, the required additional shares will be provided from the number to be retained by eSAFETYWORLD. Conversely, if less than 6,000,000 shares are required to complete the Distribution, the remainder will be added to the number retained by eSAFETYWORLD.

Prior to the Distribution date, eSAFETYWORLD will deliver the shares of Blue Marble World common stock to be distributed to the Distribution agent for distribution. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of Blue Marble World common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Blue Marble World common stock in connection with the Distribution.

Holders of eSAFETYWORLD common stock will not be required to pay for shares of Blue Marble World common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of Blue Marble World common stock. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy and you are requested NOT to send a proxy to eSAFETYWORLD.

In order to be entitled to receive shares of Blue Marble World common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal income tax consequences of the Distribution

The following is a summary of material United States federal income tax consequences resulting from the distribution, acquisition, ownership and disposition of Blue Marble's common stock. The summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the common stock. No rulings have been requested, or will be requested, by eSAFETYWORLD from the Internal Revenue Service as to any of the matters discussed below, and it is possible that the IRS will take positions that differ from those stated herein.

The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular holders of eSAFETYWORLD or Blue Marble World's common stock in the context of their specific investment circumstances or to certain types of holders subject to special treatment under United States federal income tax laws, including:

27. dealers in securities,

28. insurance companies,

29. financial institutions,

30. tax exempt organizations,

31. foreign corporations,

32. foreign partnerships,

33. individuals who are not citizens or residents of the United States,

34. estates and trusts, the income of which is not subject to United States federal income taxation without regard to source, and

35. persons in special situations such as those who hold the Blue Marble World's common stock as part of a hedging or conversion transaction or straddle.

The discussion does not address any aspect of state, local or foreign taxation. In addition, the discussion assumes that eSAFETYWORLD shareholders will hold the Blue Marble World common stock as a "capital asset" meaning, generally, property held for investment within the meaning of Section 1221 of the Code.

eSAFETYWORLD shareholders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of Blue Marble World's common stock as well as the application of state, local and foreign income and other tax laws.

Consequences to Blue Marble World

The distribution of Blue Marble World's common stock will not be a taxable event to Blue Marble World. However, the distribution will be a taxable event to eSAFETYWORLD, which will incur taxable gain as a result of the distribution measured by the difference between the fair market value of the distributed Blue Marble World common stock and eSAFETYWORLD's adjusted federal income tax basis in the distributed shares of common stock. If corporate tax is imposed upon the gain, Blue Marble World would be jointly and severally liable with eSAFETYWORLD and with each other member of the consolidated group of which eSAFETYWORLD is the common parent. If the IRS were to attempt to collect from Blue Marble World any tax due with respect to the gain arising from the distribution of its stock by eSAFETYWORLD, Blue Marble World may be forced to increase its debt or issue equity to pay the tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact Blue Marble World's financial position and future results of operations, while an issuance of equity could dilute a shareholder's interest in Blue Marble World.

Consequences to eSAFETYWORLD shareholders

Taxation of Distribution - An eSAFETYWORLD shareholder who receives shares of Blue Marble World in the contemplated distribution will recognize ordinary dividend income for federal income tax purposes to the extent of the lesser of the fair market value of the shares of Blue Marble World common stock received and such shareholder's ratable share of eSAFETYWORLD's current and accumulated earnings and profits for the year of the distribution. The fair market value of Blue Marble World's shares will be by subsequent trading that develops immediately after the distribution of such shares.

The Distribution constitutes a taxable dividend under Section 351 of the Internal Revenue Code which means that:

36. At the eSAFETYWORLD corporate level tax would be based on the excess of the fair market value of the shares of our stock on the Distribution Date, over eSAFETYWORLD's adjusted tax basis for such shares on such date, and

37. each holder of eSAFETYWORLD's common stock who receives our stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of eSAFETYWORLD's earnings and profits, and then as a nontaxable return of capital to the extent of such holder's basis in the shares of eSAFETYWORLD common stock, with any remaining amount being taxed as capital gain.

Stockholders that are corporations may be subject to additional special provisions dealing with taxable spin-offs, such as the dividends received deduction and the extraordinary dividend rules.

In the case of non-corporate persons, the maximum federal income tax rate that would apply to such capital gain is:

38. 20% if such shareholder had held the eSAFETYWORLD shares deemed exchanged for more than one year and

39. the rate that applies to ordinary income (i.e., a graduated rate up to a maximum of 39.6%) if the shareholder's holding period for the eSAFETYWORLD shares deem exchanged was up to twelve months. The deductibility of capital losses is subject to certain limitations as described in the Code.

If an eSAFETYWORLD corporate shareholder's receipt of Blue Marble World stock is characterized as a dividend in accordance with the above rules, that shareholder generally will be eligible to claim the 70% dividends received deduction in accordance with Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends received deduction, including restrictions relating to the holding period of the stock under Section 246(c) of the Code and debt-financed portfolio stock pursuant to Section 246A of the Code.

Section 1059 of the Code requires that the tax basis of any eSAFETYWORLD shares held by a corporate shareholder for two years or less ending on the earliest of the date on which eSAFETYWORLD declares, announces, or agrees to payment of the Blue Marble World shares will be reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent a corporate shareholder's tax basis in its eSAFETYWORLD common stock would have been reduced below zero but for the foregoing limitation, such shareholder will recognize the amount as capital gain from the exchange of such shareholder's eSAFETYWORLD common stock. Generally, an "extraordinary dividend" is a dividend that:

40. when aggregated with all dividends having ex-dividend dates with an 85-day period equals or exceeds 5% of the corporate shareholder's adjusted federal income tax basis in its shares of eSAFETYWORLD common stock or

41. when aggregated with all dividends having an ex-dividend date within a 365-day period exceeds 20% of such corporate shareholder's adjusted federal income tax basis in its eSAFETYWORLD common stock.

If an election is made by the corporate shareholder, in certain circumstances the fair market value of the eSAFETYWORLD common stock as of the day before the ex-dividend date may be substituted for such shareholder's aggregate adjusted basis in applying these tests.

Corporate shareholders of eSAFETYWORLD are urged to consult their tax advisors regarding the extent, if any, to which the exceptions and restrictions and rules under Section 1059 apply to the receipt of Blue Marble World's common stock.

Ownership of Blue Marble World's common stock eSAFETYWORLD shareholders receiving shares of Blue Marble World common stock will take an initial federal income tax basis in the Blue Marble World stock in an amount equal to the fair market value of the stock, and their holding period in the Blue Market World common stock for federal income tax purposes will begin on the date of the distribution. The fair market value of the Blue Marble World common stock will be determined once trading begins. Distributions on the Blue Marble World common stock that are paid out of Blue Marble World's current and accumulated earnings and profits, as determined for federal income tax purposes, will be taxable to a Blue Marble World shareholder as ordinary dividend income in an amount equal to the amount of cash, or the fair market value of any property, distributed. To the extent, if any, that the amount of the distribution exceeds the amount of Blue Marble World's current and accumulated earnings and profits, such distribution first will reduce the shareholder's adjusted federal income tax basis in the Blue Marble World common stock and, to the extent such distribution exceeds such adjusted tax basis, will be treated as a capital gain. Such capital gain will be long-term capital gain if the shares of Blue Marble World have been held for more than twelve months.

Disposition of Blue Marble World common stock - Gain or loss realized by a Blue Marble World shareholder upon the sale of all or a portion of such shareholder's Blue Marble World common stock will be subject to United States federal income tax as capital gain in an amount equal to the difference between the sum of the amount of cash and fair market value of other property received and such shareholder's adjusted basis in the Blue Marble World common stock surrendered. Such gain will be long-term capital gain if the shares of Blue Marble World common stock sold had been held for more than one year.

Listing and trading of Blue Marble World common stock

Prior to the date of this document, there has not been any established trading market for Blue Marble World common stock. Application has been made by an authorized OTCBB market maker to list the shares of Blue Marble World common stock on the OTCBB under the proposed symbol "BMWC." There can be no assurance that the shares will be listed or if they are listed the prices at which the Blue Marble World common stock will trade on or after the Distribution date. Until the Blue Marble World common stock is fully distributed and an orderly market develops, if ever, in the Blue Marble World common stock, the price at which it trades may fluctuate significantly. Prices for the Blue Marble World common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of Blue Marble World common stock, developments affecting the businesses of Blue Marble World generally, including the impact of the factors referred to in "Risk Factors," investor perception of Blue Marble World and general economic and market conditions.

All 6,000,000 Shares of Blue Marble World common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Blue Marble World common stock received by persons who may be deemed to be "affiliates" of Blue Marble World under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Blue Marble World after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Blue Marble World, and may include senior officers and directors of Blue Marble World, as well as principal stockholders of Blue Marble World. Persons who are affiliates of Blue Marble World following the Distribution will be permitted to sell their shares of Blue Marble World common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act. eSAFETYWORLD will continue to own 1,400,000 shares of our common stock after the spin-off.

Penny stock restrictions

The shares of Blue Marble World distributed may be deemed a "penny stock". This will create adverse consequences for the holders of the stock due to the difficulty in selling it. Until Blue Marble World's shares of common stock qualify for inclusion in the Nasdaq system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, a shareholder may find it difficult or impossible to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Blue Marble World, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth

42. the basis on which the broker or dealer made the suitability determination and

43. that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

In order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:

Requirements	Initial Listing	Continued Listing
Net Tangible Assets(1)	$4 million	$2 million
	Or	Or
Market Capitalization	$50 million	$35 million
	Or	Or$750,000$500,000
Public Float (shares)(2)	1 million	500,000$5 million$1 million$4$132
Shareholders (round lot holders)(3)	300	300
Operating History(4)	1 year	N/A
	Or	Or $50 million
Corporate Governance	Yes	Yes

(1) For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (net tangible assets means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement or the net income requirement.

(2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.

(3) Round lot holders are considered holders of 100 shares or more.

(4) If operating history is less than one year, initial listing requires market capitalization of at least $50 million.

There are no assurances that Blue Marble World will ever meet the minimum listing requirements of Nasdaq, or that its common stock will be accepted for quotation on Nasdaq even if it does meet the minimum requirements.

General market risks

There is no public market for Blue Marble World's common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of Blue Marble World's common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Blue Marble World's proposed trading symbol does not imply that a liquid and active market will be developed or sustained for its common stock.

The market price for Blue Marble World's common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which are beyond its control, including the following:

44. actual or anticipated variations in quarterly operating results;

45. announcements by Blue Marble World or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

46. additions or departures of key personnel;

47. sales or issuances of additional shares of common stock; and

48. potential litigation or regulatory matters.

The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of Blue Marble World's common stock, regardless of Blue Marble World's actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect Blue Marble World's stock price.

The sale or availability for sale of a substantial number of shares of Blue Marble World's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 7,400,000 shares of common stock currently held by eSAFETYWORLD are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the holders of Blue Marble World's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning Blue Marble World. The 1,400,000 shares of our common stock that will be held by eSAFETYWORLD after the Distribution will be available for resale pursuant to Rule 144, Section 4(1). Section 4(1) was intended to exempt only routine trading transactions between individual investors with respect to securities already issued and not to exempt distributions by issuers or acts of other individuals who engage in steps necessary to such distributions. Therefore, a person reselling securities under Section 4(1) must sell the securities in such limited quantities and in such a manner as not to disrupt the trading markets. The larger the amount of securities involved, the more likely it is that such resales may involve methods of offering and amounts of compensation usually associated with a distribution rather than routine trading transactions. Thus, solicitation of buy orders or the payment of extra compensation are not permitted by the rule

Blue Marble World has 24,000,000 authorized shares of common stock. The board of directors, without stockholder approval, could issue up to 15,600,000 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.

Relationship of eSAFETYWORLD and Blue Marble World After the Distribution

eSAFETYWORLD owns all of the issued and outstanding common stock of Blue Marble World. After the Distribution, eSAFETYWORLD will own approximately 1,400,000 shares representing 18.9% of the outstanding shares of Blue Marble World, and Blue Marble World will be a publicly-held company. After the Distribution, eSAFETYWORLD will be actively involved in Blue Marble World's operations through a Business Management Agreement and because five board members will also be board members of Blue Marble World.

The Business Management Agreement, as revised in September 2001, requires us to pay a management fee to eSAFETYWORLD the sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at our option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date.

At June 30, 2001 we owe eSAFETYWORLD an aggregate of $295,904. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2002, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 31, 2002. If we are unable to pay the balance by July 31, 2003, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading, If eSAFETYWORLD converts amounts due it at any point after July 31, 2003, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

Dividend Policy

The payment and level of cash dividends by Blue Marble World after the Distribution will be subject to the discretion of the board of directors of Blue Marble World. Blue Marble World currently intends to retain all future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Blue Marble World.

Business

Blue Marble World is a Nevada corporation incorporated in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company. It commenced start-up operations as a division of eSAFETYWORLD in October 2000. It is a direct sales company that will sell personal care and nutritional products through independent distributors.

Blue Marble World's product philosophy is to introduce its own branded products, using contract manufacturers, innovative products that are specifically designed for a network marketing distribution channel.

Nature of network marketing

We will distribute our products through a system of network marketing. Under most network marketing systems, independent distributors purchase products for retail sale or personal consumption. Network marketing involves the sale of products through a network of independent distributors who enter into contract agreements with a network marketing company. Pursuant to Blue Marble World's Compensation Plan, products are sold exclusively to or through independent distributors who will not be our employees.

Network marketing sales have increased rapidly in recent years. Many products sold by network marketers are characterized as having high margins. Typically, distributor incentives and commissions represent the highest cost for a network marketer.

We believe that network marketing is an effective vehicle to distribute Blue Marble World's products because:

49. a consumer can be educated about a product in person by a distributor, which is more direct than the use of television and print advertisements;

50. direct sales allow for actual product testing by a potential consumer;

51. the impact of distributor and consumer testimonials is enhanced;

52. consumers can easily place orders and review their commissions on our website; and

53. distributors can give customers higher levels of service and attention as compared to other distribution methods by, among other things, delivering products to a consumer's home and following up on sales to ensure proper product usage, customer satisfaction, and to encourage repeat purchases.

Under most network marketing systems, independent distributors purchase products either for resale or for personal consumption.

International network selling as a distribution channel has been enhanced in the past decade because of advances in communications, including telecommunications, and the proliferation of the use of videos, email and fax machines. Network marketing companies can now produce or purchase high quality videos for use in product education, demonstrations, and sponsoring sessions that project a desired image for the company and product line. Blue Marble World is committed to fully utilizing current and future internet and computer technological advances to enhance the effectiveness of our network marketing program. As we become aware of new uses of internet or computer technologies that may enhance the effectiveness of our network marketing program, we plan to analyze and implement the technology if we believe it will assist in the marketing of our products.

We believe that extended family relationships, the family culture and the extended social networks common in Asian countries are particularly well suited to our network marketing methods because many if not most network marketing distributors sell products to their friends and relatives. The closer that people are to their relatives, the more likely it is that people feel comfortable selling products to each other. We also believe that a variety of recent social and economic changes that have occurred throughout Asia will have a positive impact on our revenues and operating results. Trends that may benefit us include:

54. the emergence of a greater interest on the part of some Asians in pursuing more independent entrepreneurial activities outside traditional business settings,

55. an increase in the number of Asian women joining the work force, and

56. an increase in the number of Asians seeking supplemental income from alternative sources.

To succeed in the international environment we believe that a company, among other things, must

57. establish an effective relationship with reliable and influential local business people;

58. have a methodology for being paid in United States dollars on a timely basis;

59. establish a system for warehousing, shipping and clearing customs in a manner that minimizes delay and risk of loss through damage or theft;

60. understand the needs of prospective dealers and customers; and

61. have a system in place to manage a business that is growing rapidly.

In addition, a network marketing company, among other things, must:

62. have an effective system of accumulating information that gives rise to distributor incentives;

63. have an effective program of distributor incentives tailored for particular markets;

64. have key employees with knowledge of the language and culture of the countries in which distributors operate;

65. an efficient and fair means of resolving disputes and misunderstandings on a timely basis; and

66. an effective inventory control and distribution system.

We believe that we have systems in place that accomplish each of the foregoing requirements. The systems consist of company policies and procedures, knowledgeable management and an effective data base management system.

Our management believes that a distributor incentive program is the most integral factor in developing a strong distributor network. Our network marketing program is specifically designed for the needs of international distributors and differs from the compensation plans of many other network marketing programs in several respects, including:

67. Blue Marble World's Compensation Plan allows distributors to develop a seamless global network of down line distributors. We will not have a separate downline organization in each country in which we will do business. The network is seamless because distributors from different countries can be part of the same downline organization.

68. The Compensation Plan is, in our opinion, among the most financially rewarding plans offered to distributors by network marketing companies, and can result in commissions to distributors aggregating up to a maximum of 55% of a product's personal volume.

Compensation plan

The Blue Marble World Compensation Plan consists of a

69. commission,

70. bi-level group matching bonus, and

71. fast cash bonus.

In order to qualify for compensation, an independent distributor must be registered for the autoship program. The minimum purchase of an autoship is $100.00. The autoship program involves a specified order for products that is automatically shipped to an independent distributor on a monthly basis. The autoship can be terminated by the distributor at any time.

Commissions and bi-level matching bonus - The commission and bi-level group matching bonus is based on each independent distributor seven level group volume ("SLGV"). The SLGV is the sales volume created, each commission period, on the first seven levels of the independent distributor's downline organization. The total commissions payable on the seven levels totals a maximum of 55%. The total commission on the seven levels is defined as the bonus pool. This bonus pool is divided in thirds and paid equally to the independent distributor, the personal sponsor (the distributor who sponsored or signed the independent distributor) and the second level upline personal sponsor.

Fast cash bonus - The fast cash bonus is a bonus commission paid on the initial purchase by a new independent distributor enrolling in the autoship program. The minimum initial purchase that we will process is $100. The fast cash bonus is paid to the independent distributor the personal sponsor of the independent distributor and the second level upline personal sponsor.

We believe that the two principal strengths of our Compensation Plan are the:

72. potential level of commissions and bonuses available to distributors who develop large downlines, and

73. its seamless integration across all markets in which our products are sold. Seamless integration means that you can have distributors in your downline in more than one country in which we will be qualified to do business. Many direct marketing companies require that downline members from different countries be maintained in different downlines.

We believe that the Compensation Plan is among the most financially rewarding plans offered to distributors by network marketing companies. There are two fundamental ways in which distributors can earn money:

74. retail markups, for which Blue Marble World recommends a range of approximately 30%; and

75. a series of commissions, bonuses and matching commissions on each product sale which can result in commissions to distributors aggregating up to a maximum of 55% of such product's wholesale price which approximates our recorded sales revenue. Commissions to distributors are expected to range from 45% to 50% of our revenue when our operations mature. Actual commissions are less than the maximum rate because some sales do not qualify because they are below minimum levels or because of breakage in the downline structure. Breakage occurs when there are dropouts at some levels that would otherwise result in commissions being paid to sponsors. Commissions will be substantially below 45% as a percentage of sales during our early operations because many downline levels will not be filled in or established.

By entering into distributor agreements with us, distributors are authorized to sponsor new distributors in each country where we will have operations. This policy allows distributors to receive commissions for sales in foreign countries and for sales in their home country. This is a significant benefit to distributors because they are not required to establish new distributorships in a new country in which they may do business . The seamless integration of the Compensation Plan means that distributor knowledge and experience can be used to rapidly build distributor leadership in new markets. A distributor can focus on building one organization that may have distributors from more than one country, instead of multiple organizations in more than one country.

Our compensation plan for distributors also includes:

Permitting distributors to represent more than one network marketing company. This means a distributor is allowed to purchase or distribute the products of competitors. If one of our distributors markets the products of a competitor, this may reduce the sales of our products by that distributors downline organization.

Providing products that management believes are needed in the marketplace at price points that we believe will be realistic and attractive; and

  Establishing an Internet-based administrative program that will include timely reporting of commissions supplemented by people who speak the local language fluently. Distributors will be able to review their downline organizations over the world wide web.

These programs, taken as a whole, are believed to be unique in the network marketing industry.

Sponsoring

We will rely heavily on our distributor force to sponsor new distributors. Sponsoring new distributors means recruiting and training people to become our new distributors. The people who are sponsored or recruited by an independent distributor become a part of that independent distributor's downline. Our initial distributors will be recruited using the contacts of our management team. Thereafter, distributors are recruited by existing distributors as an inherent part of the network marketing structure. We have designed the Compensation Plan to provide the largest financial incentives for distributors who are effective at recruiting other distributors. We will rely on existing distributors as our principal recruiting source but will supplement their efforts by placing ads in industry publications and by providing distributor and product information on our website.

To become a distributor, a distributor application and agreement must be signed and sent to us. This application and agreement gives us the necessary information regarding the new distributor, tells us who the sponsor is and where the distributor will be placed in the downline organization of the sponsor. Existing distributors present an application and agreement to a potential distributor who signs it and sends it to us. While we provide product samples, brochures, and other sales materials, sponsoring distributors are primarily responsible for educating new distributors with respect to products, the Compensation Plan, and how to build a successful distributorship.

The sponsoring of new distributors creates multiple levels in the network marketing structure. Persons sponsored by a distributor are referred to as the sponsoring distributor's "downline." If downline distributors also sponsor new distributors, they create additional levels in the structure, but their downline distributors remain part of the same down line network as their original sponsoring distributor.

Sponsoring activities are not required of distributors. However, because of the commissions and bonuses provided to those who succeed in building a distributor network, we believe that most of its distributors attempt, with varying degrees of effort and success, to sponsor additional distributors. Generally, distributors invite friends, family members and acquaintances to sales meeting where our products are presented and where the Compensation Plan is explained. People are often attracted to become distributors after using Blue Marble World products. Once a person becomes a distributor, he or she is able to purchase products directly from us at wholesale prices for resale to consumers or for personal consumption. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users. Major distributors earn commissions and bonuses based on the sales volume of their downlines.

A potential distributor must sign a distributor agreement with us that obligates a distributor to abide by our policies and procedures. The Policies and Procedures govern the way that an independent distributor does business with Blue Marble World, other independent distributors and retail customers.

Operating strengths

We believe that our success will be linked to our commitment to provide a wide range of premium quality, innovative personal care and nutritional products and an appealing global business opportunity for persons interested in establishing a direct sales business. We believe that implementing the following operating strategies is important to our future growth:

Premium product offerings - We are committed to building brand name and distributor and customer loyalty by selling premium quality, innovative personal care and nutritional products that appeal to broad markets. We have developed a product line designed for the direct selling channel by focusing on innovative consumable products that build loyalty and lead to repeat purchases. Management believes that our focus on innovative products supports our distributors' demonstrative and educational sales techniques. Our product line will sell under the brand name of Fresh Connections to emphasize the human body's connection to nature and the earth.

New market development program - Our management team has developed a low cost, disciplined approach to opening new markets. Each market opening will be preceded by an analysis of economic and political conditions, regulatory standards and other business, tax and legal issues. Prior to a market opening, our management team, local legal and tax advisors, will work to obtain all necessary regulatory approvals and establish facilities capable of meeting distributor needs. This targeted development approach, combined with the Compensation Plan, which motivates distributors to train and sponsor other distributors to sell products in new markets, will enable us to open new markets quickly and successfully.

Payments from distributors for purchased products - Payments to us for products ordered by distributors will generally be made in advance of shipments, particularly with regard to foreign shipments. Most distributor payments will be made by credit card. As a general rule, we will not ship a product until we have received payment for that product.

Distributor support programs - We are committed to providing a high level of support services tailored to the needs of our distributors in each market. We will meet the needs and build the loyalty of our distributors with personalized distributor service, a multilingual support staff that assists distributors as they build networks of downline distributors, and a liberal product return policy. Our standard product return policy will be 60 days unless a longer period is required by law. We provide product fulfillment and tracking services that result in user-friendly, timely product distribution. Finally, we plan on designing and establishing a meaningful "perk" program to recognize and reward significant distributors. This "perk" program will be defined and implemented as we grow. We do not have any specific plans or terms for the program at this time.

We have also developed software that will enable distributors to place orders and to track and review their commissions on our website. We plan to have the website will completed in March 2002. It will include a real time customer service component that permits distributors to ask questions and receive information and support online. Finally, we will provide material on our website in PDF format that can be downloaded and used immediately by distributors as well as include information on CD-ROMs for easy distribution by distributors to their customers and downlines.

Growth strategy

Our primary objective is to capitalize on our operating strengths and experience of our management team to become a leading distributor of consumer products in each market that we enter in the future. Specifically, our strategy is summarized as follows:

Introduce new products Because new products tend to increase sales by existing distributors and attract new distributors, we intend to introduce new or repackage existing products on a systematic basis. We also intend to introduce products tailored to specific demographic and geographic market segments and will consider introducing entirely new product categories in the future.

Open new markets We will pursue attractive new market opportunities and have conducted preliminary considerations on the feasibility of commencing operations in South Korea and Japan followed by India, Malaysia, the Philippines, Australia, Singapore, and New Zealand. We believe that these countries may represent significant markets for the future expansion of its operations. There is a significant amount of planning and work that must be completed in order to open new markets outside the United States. These procedures include:

82. qualifying the company to do business and sell its products in a particular country,

83. establishing a group of distributors and

84. translating all necessary printed material and labels.

We cannot predict when we will be able to undertake these efforts further.

Attract, retain and enhance distributor network - By leveraging our operating strengths, we believe that we will create and maintain a business climate to promote the growth in the number of active distributors and to increase distributor retention, motivation and productivity. In addition, we will pursue growth in the number of active distributors by continuing to enhance the Compensation Plan, enhancing distributor recognition programs, and targeting inactive distributors who may still have an interest in our business opportunity or products.

Increase product consumption - We will attempt to increase sales to new and existing consumers through:

increasing product promotions in marketing literature,

increasing the availability of sample packages,

emphasizing product "systems," which leads to the purchase of multiple products rather than a single product, and implementing the Autoship Program, which is designed to result in convenient repeat purchases.

Products

All of our products are manufactured by contract manufacturers using readily available ingredients and materials. We are currently only using one contract manufacturer, but our products could be manufactured by a variety of different manufacturers. There are no patents or trademarks on our current products, but each formula is proprietary to us. We intend to maintain an inventory of our products in an independent distribution center in New York. Generally, products must be on hand and available for sale when an order is received from distributors. We anticipate keeping supplies equal to one month's orders on hand commencing when volumes permit us to estimate requirements. All products have shelf lives in excess of one year. In the event that there is a back order, the products will be shipped as soon as they are available for shipment.

All products are and will be purchased using standard purchase orders and are not subject to long-term contracts. We believe that we can find alternative sources of supply for these products if necessary. In the event that we are unable to find such alternate sources at competitive prices and on a timely basis for our principal products, our operations would be materially adversely affected.

We offer products in two distinct categories:

 personal care products,

 nutritional supplement products, and

In addition to products, we offer a variety of sales aids to distributors, including starter kits, introductory kits, brochures, and product catalogs. All sales aids are targeted for the local markets and are written in the local language.

Our products use all natural ingredients to assist the body maximize its capabilities. Antioxidants are intimately involved in the prevention of cellular damage -- the common pathway for cancer, aging, and a variety of diseases. Free radicals are atoms or groups of atoms with an odd (unpaired) number of electrons and can be formed when oxygen interacts with certain molecules. Once formed these highly reactive radicals can start a chain reaction, like dominoes. Their chief danger comes from the damage they can do when they react with important cellular components such as DNA, or the cell membrane. Cells may function poorly or die if this occurs. Oxidative damage causes a net stress on normal body functions and may result in many specific diseases. It also appears to contribute to the general decline in optimum body functions commonly known as aging. Among the many Oxidative Stress mediated diseases are: Alzheimer's Disease, Macular Degeneration, Autoimmune Disease, Multiple Sclerosis, Cancer, Muscular Dystrophy, Cardiovascular Disease, Pancreatitis, Cataractogenesis, Parkinson's Disease, Diabetes, and Rheumatoid Arthritis. In general, the lower an individual's oxidative stress, the less probable these diseases will develop.

To prevent free radical damage, the body has a defense system of antioxidants. Antioxidants are molecules which can safely interact with free radicals and terminate the chain reaction before vital molecules are damaged. Although there are several enzyme systems within the body that scavenge free radicals, the body cannot manufacture many of these micronutrients so they must be supplied in the diet.

Our Cold Process Aloe Technology extracts aloe without the use of heat. Heat is thought to damage some of the therapeutic qualities of the aloe. Our Herbal Extraction Process combines the herbs without the use of alcohol. Alcohol is widely thought to damage many of the herbs' most beneficial properties. Our processes result in no damage being done to the herbs and adds to the perceived quality of our product.

Personal care

Fresh Connections Cleanser - consists of ingredients designed to remove surface impurities, excess oils and dead skin cells and is a detergent free gentle cleanser that can be used on all types of skin. After initial use, skin feels soft and smooth to the touch, free of the drying effects of pollution, sun, and other environmental factors. It contains no artificial fragrances but has a pleasant fragrance from the natural herbs and oils.

Fresh Connections Exfoliating Gel - deep cleans skin while removing dead dry skin cells, and prevents daily build up. This is accomplished through the use of Alpha-Hydroxy acids which are natural exfoliants that gently remove dead, dry cells from the skin's surface. This action helps unplug pores allowing skin to breathe naturally and helps to reduce fine lines. We use all natural ingredients that contain high levels of Alpha Hydroxides, such as sugar cane, milk, apples, grapes and citrus fruits.

Fresh Connections Moisturizer - uses a combination of antioxidants and botanicals to offset the impact of external toxins, dirt, drying agents, fatigue, as well as the aging process.

Nutritional supplements products

The nutritional supplements product category consists of three products. Blue Marble World's nutritional supplements are designed and marketed to promote a healthy, active lifestyle and general well being through proper diet, exercise and nutrition.

Blue Marble World believes that the nutritional supplement market is expanding in Japan, the Pacific Rim and the United States because of changing dietary patterns, a health-conscious population and recent reports supporting the benefits of using nutritional supplements. This product line is particularly well suited to network marketing because the average consumer is often uneducated regarding nutritional products. Blue Marble World believes that network marketing is a more efficient method than traditional retailing channels for educating consumers regarding the benefits of nutritional products. Because of the numerous over-the-counter vitamin and mineral supplements available in Japan and the United States, we believe that individual attention and testimonials by distributors are effective methods of providing information to a potential consumer.

Health Body Liver Kidney Cleanser contains natural herbal remedies found in artichoke and milk thistle extract. These natural remedies are believed to enhance detoxification reactions in the liver and protect it from damage. Toxic substances are often converted, through metabolic processes, into more damaging toxins before they are neutralized and carried away by bile. Without proper protection, your liver can be damaged each time it performs its basic necessary operation. This damage can reduce the amount of bile produced and induce a condition commonly known as Choleretic. Artichoke and milk thistle extract have been shown to aid in the expedient removal of toxic substances by increasing the amount of bile produced by the liver. An increase in the production of bile protects the liver and reduces the effects of reduced bile flow.

Health Body Anti-oxidant is manufactured using the Cold Process Aloe Technology and Herbal Extraction Technology to maximize the benefits of herbal antioxidant which include grape seed extract, vitamins C, A, and E and CoQ10. Ultra Anti-Oxidant Formula will be prepared in caplet form to avoid the use of gelatins needed to make capsules. All caplets are fully standardized.

Health Body Nutritional Drink couples the nutritional benefits of aloe with the unique qualities of red raspberries and pomegranates. Red raspberries and pomegranates contain the highest levels of ellagic acid and fructo oligosaccharides (FOS) found in nature. Research conducted at the Hollings Cancer Institute at the Medical University of South Carolina indicates that ellagic acid slows the growth of abnormal colon cells in humans, prevents the development of cells infected with human papilloma virus which is linked to cervical cancer, and promotes apoptotic growth (natural death) of prostate cancer cells. Ellagic acid has its highest concentration in red raspberries and pomegranates. FOS assists and strengthens the immune system against the harmful effects of toxic compounds and the formation of free radicals, stimulates the lymphatic system, and promotes the body's ability to produce and absorb vitamins. This combination of natural herbs provides 100% of a body's daily requirement for vitamins and minerals in only one ounce in a beverage that tastes like a tropical fruit drink.

Sales aids

We will provide an assortment of sales aids to distributors. Sales aids will include brochures, CD-ROMs, promotional clothing, pens, and other miscellaneous items to help create consumer awareness of Blue Marble World and our products. Sales aids are priced at our approximate cost and are not commissionable items which means that distributors will not receive commissions on purchases of sales aids.

Product guarantees

We believe that we will be among the most consumer protective companies in the direct selling industry. Our product return policy allows a retail purchaser to return any product to the distributor from whom the product was purchased for a full refund for a period of 30 days from the date of purchase. After 30 days from the date of purchase, the return privilege is at the discretion of the distributor. Because distributors may return unused and resalable products to us for a refund of 90% of the purchase price for one year, they are encouraged to provide consumer refunds beyond 30 days. The product returns policy is a material aspect of the success of distributors in developing a retail customer base.

Competition

The markets for personal care and nutritional products are large and intensely competitive. We compete directly with companies that manufacture and market personal care and nutritional products in each of Blue Marble World's product lines. We compete with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of our products and the convenience of our distribution system. Many of our competitors have much greater name recognition and financial resources than do. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While we believe that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Our product offerings in each product category are and will be relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that our business and results of operations will not be affected materially by market conditions and competition in the future.

We also will compete with other direct selling organizations, many of which have longer operating histories and higher visibility name recognition and financial resources. We compete for new distributors on the basis of our Compensation Plan and our premium quality products. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. We also believes that other large, well-financed corporations may launch direct selling enterprises which will compete with us in certain of its product lines. There can be no assurance that we will be able to successfully meet the challenges posed by this increased competition.

We will compete for the time, attention and commitment of our independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Manufacturing and distribution

Our branded products are and will be sourced through and produced by manufacturers unaffiliated with us. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary, to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufactures.

We believe that, in the event that we are unable to source any products or ingredients from our current suppliers, we could have these products produced by others or replace such products or substitute ingredients without a significant disruption to our operations or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of a supplier would not have a material adverse effect on our business and results of operations.

Our products will be shipped from an independent distribution center located in Holbrook, New York. The independent distribution center will:

85. receive inventory from the contract manufacturer and store it in a climate controlled environment;

86. create and maintain inventory records by product;

87. receive instructions on product orders from us;

88. package each product order; and

89. ship each order to our customer using a common carrier.

We do not have a contract with the distribution center. We receive a bill each month based on work performed by the distribution center.

Regulation

We are subject to or affected by extensive governmental regulations not specifically addressed to network or network marketing. Such regulations govern, among other things,

90. product formulation that includes products that are safe and approved, labeling of products to comply with labeling regulations, and packaging in a manner that insures that shelf life of the products.,

91. product claims and advertising that require fair representations of the efficacy of the products, whether made by us or distributors,

92. fair trade and distributor practices that require legitimate marketing programs and claims based on historical records, and

93. taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties.

We cannot determine the effect, if any, that future governmental regulations or administrative orders may have on our business and results of operations. However, the effects could prohibit us from commencing or continuing to sell products or conduct business. Moreover, governmental regulations in countries where we may commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to us, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on our sales and earnings.

Network marketing activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. Pyramid laws require the price of products or services to be fair, that there is no investment requirement or inventory requirement to be a distributor, that products are used by consumers and have a reasonable return policy, and that commissions are paid on product sales and not sponsoring.

We may receive inquiries from various government regulatory authorities regarding the nature of our business and other issues such as compliance with local business opportunity and securities laws. These inquiries may result in adverse publicity for us with a resulting decline in business.

Facilities

We will operate our business from office space provided by eSAFETYWORLD at 80 Orville Drive, Bohemia, NY 11716. This space has been provided pursuant to the terms of the Business Management Agreement. A separate rent component is not specified in that agreement. In the future, as we grow, we will be required to find separate office space.

Personnel

At May 31, 2001, we had no fulltime employees. All of our development stage operations were undertaken by employees of eSAFETYWORLD or by consultants. We will hire fulltime employees as the business grows and develops. The eSAFETYWORLD employees who performed procedures for Blue Marble World during our early development phase will remain eSAFETYWORLD employees after the distribution and will not be our employees.

We entered into a consulting agreement with Thomas Swenson.

Capitalization

The following table states our capitalization as of June 30, 2001 and should be read together with our financial statements included elsewhere in this prospectus.

Debt due to eSAFETYWORLD	$295,904

Stockholders' equity; common stock, par value of $.001 per share; 20,000,000 authorized; 7,400,000 shares issued and outstanding	7,400
Deficit accumulated in development stage	(181,401)
Net stockholders' deficiency	(174,001)
Total capitalization	$121,903

Management's Discussion and Analysis or Plan of Operation

To date operations have consisted of startup activities associated with developing products, marketing materials and computer software.

Seasonality

Revenue generating activities have not commenced. We do not have a basis to determine whether our business will be cyclical in nature.

Liquidity

We do not have any credit facilities or other commitments for debt or equity. Our startup operations and expenses have been funded entirely by eSAFETYWORLD, our parent company. However, eSAFETYWORLD has no commitment to continue funding our operations after the Distribution. No assurances can be given that funds will be available from outside sources if our needs exceed the amounts that eSAFETYWORLD is able or willing to provide.

We plan on pursuing discretionary drawdown lines of credit or similar facilities if our common stock begins to trade at sufficient volumes. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts.

We have a consulting agreement with eSAFETYWORLD which eliminates the near term need to incur significant capital costs during the next year. During the contract period, we will house our website on eSAFETYWORLD servers and use eSAFETYWORLD facilities for other administrative and infrastructure needs.

We do not have significant cash needs until revenue generating activities commence. We have purchased our initial inventory requirements and eSAFETYWORLD has provided our software and marketing materials. We have an agreement with our president that links his cash compensation almost entirely to revenue. In addition, eSAFETYWORLD will permit us to accrue payment due to it until we have the cash to satisfy those liabilities.

New Accounting Pronouncements

No new pronouncement issued by the Financial Accounting Standards Board,

the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on Blue Marble World's financial position or reported results of operations.

Management

Our executive officers and directors are as follows:

Edward A. Heil	50	Chairman and chief executive officer
R. Bret Jenkins	42	Director, secretary, and chief financial officer
James Brownfiel	28	Director and chief operating officer
Thomas Swenson	52	Director, president and chief marketing officer
Bridget C. Owens	43	Director
Stephen B. Schneer	70	Director
Claire A. Heil	30	Director

Edward A. Heil is a founder of eSAFETYWORLD and has been president and a director since 1997. He is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. During that same period, he has been a principal of EH Associates, LLC, a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil holds Bachelor of Arts and Master of Business Administration degrees from New York University. Mr. Heil will devote ten percent of his time to Blue Marble World.

R. Bret Jenkins has been a director of eSAFETYWORLD since 1997 and became chief financial officer in October 1999. He has been in the private practice of securities and general business law for the past 15 years. Mr. Jenkins holds Bachelor of Arts and Juris Doctorate degrees from the University of Utah. Mr. Jenkins, who also was a co-founder of two privately-held network marketing companies in the 1990s,will devote ten percent of his time to Blue Marble World.

James Brownfiel has been an officer of eSAFETYWORLD since August 1999 and became Chief Operating Officer in March 2000 and a director in September 2000. From 1996 to 1999, he was a general manager for Deshler Mechanical Corp. From 1995 to 1996, he was a District Manager for Ferguson Enterprises. From 1994 to 1995, he was a project manager for Porter Brothers Inc. He is a graduate of the University of Notre Dame. Mr. Brownfiel is Mr. Heil's son-in-law. Mr. Brownfiel will devote 25 percent of his time to Blue Marble World.

Thomas Swenson became a director, president and chief marketing officer in May 2001. He has been a business consultant in Salt Lake City since 1973 during which he consulted with numerous network marketing clients. Mr. Swenson is a graduate of Weber State University.

Bridget C. Owens has been a director of eSAFETYWORLD since June 1999. She served as special assistant to the board of directors of Laminaire Corporation from 1995 to February 2000. Prior to that she was director of marketing for Independent Network Group, Inc in 1994 and for Primac Inc., a privately-held transportation company from 1992-1993. Prior to Primac, Ms. Owens owned and operated a trucking and transportation company. Ms. Owens currently operates a consulting business.

Stephen B. Schneer became a director in April 2001. He is and has been in the private practice of law for more than 40 years and holds a Bachelor of Arts Degree from Washington & Jefferson University and a Juris Doctorate from Columbia University.

Claire A. Heil is a certified public accountant and became a Director in April 2001. She has been a director and chief administrative officer of eSAFETYWORLD since September 2000. Prior to that, she held professional accounting and financial positions at PriceWaterhouseCoopers, LLP, Wright Griffin Davis & Co. and the University of Michigan. She is a graduate of the University of Notre Dame and is Mr. Heil's daughter.

We intend to engage fulltime management members when we have the financial resources to do so.

Board of directors

All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements, if any, serve at the discretion of the board. Mr. Swenson is the only member of management who has any written contract or agreement with us.

The board of directors will have audit and compensation committees concurrent with the effectiveness of this registration statement. The audit committee will review the results and scope of the audit and other services provided by our independent auditors, review and evaluate our system of internal controls. The compensation committee will manage our anticipated stock option plan and review and recommend compensation arrangements for our officers.

All directors are reimbursed by us for any expenses incurred in attending directors' meetings. We also intend to obtain officers and directors liability insurance, although no assurance can be given that it will be able to do so.

Executive compensation

No executive has received an annual salary of $100,000 nor has a contract to receive an annual salary of $100,000 in the future.

In the future, salaries of the executive officers will be based, among other factors, on our compensation committee's assessment of each executive's responsibilities, experience and performance, compensation data of other companies, and the compensation environment for attracting and retaining executives.

We have entered into a three-year consulting agreement with Mr. Swenson, effective on June 1, 2001, under which he is entitled to receive:

96. Downline positions and placement for recruited independent representatives as is mutually agreed by the parties. The commissions earned by sales made by us to the independent sales distributors in these downline positions will be calculated and paid to Mr. Swenson in the same manner that other independent distributors receive payment pursuant to the compensation plan of Blue Marble World.

97. A percentage of sales, determined in accordance with generally accepted accounting principles, of products in the United States and other countries agreed to by the parties equal to 4 % of the first $100,000 in monthly sales for the term of this agreement; 3% of monthly sales between $100,000 to $300,000 per month for the term of this agreement; 2% of monthly sales between $300,000 to $1,000,000; and 1% of monthly sales above $1,000,000 for the term of this agreement. The payment will be made 30 days after the close of each month.

98. An option to acquire 50,000 shares of the Company's common stock. The exercise price of the option shall be the opening price on the date that the Company's shares commence trading on the OTC Bulletin Board. The option becomes exercisable as follows: 10,000 shares 30 days after the shares begin trading and 10,000 shares every thirty day thereafter until the option on all 50,000 shares becomes fully exercisable..

99. An option to acquire up to 25,000 shares of Blue Marble World's common stock which becomes exercisable when monthly sales equal or exceed $25,000 per month for three consecutive months; 25,000 shares when monthly sales equal or exceed $50,000 for three consecutive months; 100,000 shares when monthly sales equal or exceed $100,000 for three consecutive months; and 100,000 shares when monthly sales equal or exceed $200,000 for three consecutive months. The exercise price of the option shall be the average closing bid price for the 31st through the 60th day following the date on which Blue Marble World's shares commence trading on the OTC Bulletin Board. Mr. Swenson will have options covering 250,000 shares if all milestones are met.

100. Mr. Swenson shall receive a fee of $4,000 per month when and if we raise a minimum of $200,000 in equity financing from sources other than eSAFETYWORLD. We do not have the financial resources to make fixed payments to Mr. Swenson prior to then. Such payments will continue until Mr. Swenson's monthly payments from commissions exceed $5,000 per month. In other months, the consulting fee shall be reduced using the following formula - ($4,000 minus payments received from commissions minus $1,000). Mr. Swenson is not involved in raising equity or debt financing for us.

In addition, we will reimburse Mr. Swenson for approved out-of-pocket expenses.

Mr. Swenson's primary services and responsibilities will be to recruit and train our initial independent distributors.

We expect that cash bonuses for executive officers will be determined each year at or following the end of our fiscal year, in accordance with targets established at or near the beginning of the fiscal year. Factors that may be considered in determining the amount of cash bonuses paid to officers will be, among others, the executive officer's individual performance, including the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance, and our financial performance, which may be measured by earnings per share, return on equity and total return to the shareholders in the form of stock price appreciation and dividends, if paid.

Stock option plan

We have a stock option plan that expires in 2011 and enables us to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of our common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

No options were outstanding at June 30, 2001.

Conflicts of interest

None of our key personnel is required to commit full time to our affairs and, accordingly, these individuals may have conflicts of interest in allocating management time among their various business activities. In the course of their other business activities, certain key personnel may become aware of investment and business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Each officer and director is, so long as he is officer or director subject to the restriction that all opportunities contemplated by our plan of operation that come to his or her attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies to which the officer or director is affiliated each desire to take advantage of an opportunity, then the applicable officer or director would abstain from negotiating and voting upon the opportunity. However, the officer or director may still take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy in connection with these types of transactions.

Certain Relationships and Related Transactions

Commissions - We have entered into a distributor contract with Blue Marble Base. R. Bret Jenkins, and Edward A. Heil, who are directors of our company, control Blue Marble Base. We will pay Blue Marble Base a commission based upon our Compensation Plan. Messrs. Jenkins, and Heil will voluntarily pay part of the commission earned by Blue Marble Base to several of our other officers or directors. Messrs. Jenkins and Heil will continue to earn a commission through Blue Marble Base, even if they are not employed by us in the future

Management Fee - The Business Management Agreement, as revised in September 2001, requires us to pay a management fee to eSAFETYWORLD the sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at our option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date.

Both eSAFETYWORLD and Blue Marble World have agreed to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

5. Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

6. Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.

7. Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

Debt due to eSAFETYWORLD - At June 30, 2002 we owe eSAFETYWORLD an aggregate of $_______. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2002, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 31, 2002. If we are unable to pay the balance by July 31, 2003, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading, If eSAFETYWORLD converts amounts due it at any point after July 31, 2003, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

Problem resolution - If problems arise between Blue Marble World and eSAFETYWORLD, we have agreed to an arbitration procedure.

Description of Capital Stock

Preferred stock

We are authorized to issue up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue classes of preferred stock with voting liquidation, conversion or other rights that could adversely affect the holders of our common stock in that the issuance of such preferred stock may adversely dilute the proportionate equity interest and voting power of such holders. In addition, our ability to issue these preferred shares could serve to delay, defer or prevent the change in control of the company.

No shares of preferred stock are currently outstanding.

Common stock

We are authorized to issue up to 24,000,000 shares of common stock with no par value. At June 30, 2001, we had 7,400,000 shares of common stock outstanding all of which were held by eSAFETYWORLD, after giving effect to a 1.85 to 1 forward stock split effected on that day. All share amounts disclosed in this prospectus give retroactive effect to this forward split.. The holders of common stock are entitled to one vote for each share of common stock on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive ratably dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends. In the event that we liquidate, dissolve or wind up our business, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The holders of common stock have no preemptive or conversion rights, and we may not subject them to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

Transfer agent

Concurrent with the date of the Distribution, our transfer agent and registrar for our common stock will be Standard Registrar & Transfer Company, Inc. Its address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

Dividends

We have never paid any cash dividends on shares of our common stock and do not anticipate that it will pay dividends in the foreseeable future. We intend to apply any earnings to fund the development of our business. Purchase of shares of common stock is inappropriate for investors seeking current or near term income.

Additional information and commitments

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus.

Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by the broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

If required, the following information will be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

1 the names of any of agent, dealer or underwriter;

2 the price at which the common stock is to be sold;

3 the number of shares of common stock involved;

4 any applicable commissions or discounts; and

5 other facts material to the transaction.

Under applicable rules and regulations under the Securities Exchange Actof 1934, any person engaged in a distribution of our common stock may not simultaneously engage in market making activities with respect to the common stock for a period beginning when such person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in our common stock, we and the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling security holders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of our common stock

Securities of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding beneficial ownership of Blue Marble World's common stock as of July 31, 2001, by each person known or believed by us to own, directly or beneficially, more than 5% of our common stock, each of our directors and all of our officers and directors as a group. The table also indicates the ownership of the Blue Marble World's common stock if the distribution were complete as of July 31, 2001.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over the shares.

Name of Beneficial Owner or Group (3)	Number of Shares Owned	Percent Ownership Before Distributions	Number of Shares Owned After Distribution	Percent Ownership After Distributions
eSAFE	7,400,000(2)		1,400,000
Edward A. Heil	--	--	886,000	12.0
R. Bret Jenkins	--	--	660,000	8.9
James Brownfiel	--	--	147,000	2.0
Claire A. Heil	--	--		2.0
Stephen B. Schneer	--	--		-
Thomas Swenson (4)				-
Bridget Owens	--	--	100,000	1.4
All directors and officers as a group (7people)(3) (5)	--	--	3,340,000	45.1

5. eSAFETYWORLD's address is 80 Orville Drive, Bohemia, NY 11716.

6. Of the shares owned, eSAFETYWORLD will distribute 6,000,000 shares to its stockholders. After the Distribution, eSAFETYWORLD will hold 1,400,000 shares.

7. The address for all officers and directors is 80 Orville Drive, Bohemia, NY 11716.

8. Mr. Swenson holds options covering 250,000 shares that are based on Blue Marble World attaining certain levels of sales.

9. Steven W. Schuster, another director of eSAFETYWORLD who is not a director of Blue Marble World, will hold 200,000 shares, or 2.8%, after the Distribution.

Legal Proceedings

We are not involved in any litigation.

Indemnification of Officers and Directors

Our bylaws provide that we shall indemnify our officers, directors, employees and other agents to the fullest extent permitted by Nevada law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Nevada law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us or our shareholders. This provision in the certificate of incorporation does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies including as an injunction or other forms of nonmonetary relief would remain available under Nevada law. Each director will continue to be liable for breach of the director's duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to shareholders. In addition, this provision does not affect a director's responsibilities under any other laws, including federal securities laws or state or federal environmental laws.

We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.

Legal Matters

Stephen B. Schneer, LLC, 605 Third Avenue, New York, NY 10158, counsel to Blue Marble World, has rendered an opinion that the common stock of Blue Marble World to be distributed to the stockholders of eSAFETYWORLD is legally issued, fully paid and nonassessable under Nevada law. Mr. Schneer is a director of Blue Marble World.

Experts

The financial statements as of February 28, 2001 and for the period then ended included in this prospectus have been so included in reliance on the report of Eichler, Bergsman & Co., LLP independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

Additional Information

We will file reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

5. At the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

6. At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, NY 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

7. By writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

8. At the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549; and

9. From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, for the common stock offered in this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information included in that registration statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information regarding us and our common stock, please read that registration statement, including exhibits filed with it, copies of which may be inspected and copied at the facilities of the SEC. Copies of the registration statement, including exhibits, may be obtained from the Public Reference Section of the SEC at the address listed above upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

BLUE MARBLE WORLD, INC

 Table of Contents                                                                                         PAGE

Balance Sheet at February 28, 2001                                                            58

Statement of Operations for the Period October 1, 2000
(inception) to February 28, 2001                                                 60

Statement of Cash Flows for the Period October 1, 2000
(inception) o February 28, 2001                                                    61

Statement of Stockholder's Equity for the Period October 1, 2000
 (inception) to February 28, 2001                                                   62

Notes to Financial Statements                                                                         63

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR
THE FOUR MONTHS ENDED JUNE 30, 2001                                              72

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Blue Marble World, Inc.:

We have audited the accompanying balance sheet of Blue Marble World, Inc., a development stage company, as of February 28, 2001, and the related statements of operations, stockholder's deficiency and cash flows for the period October 1, 2000 (inception) to February 28, 2001. These financial statements are the responsibility of Blue Marble World, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Marble World, Inc., a development stage company, as of February 28, 2001, and the results of its operations and its cash flows for the period October 1, 2000 (inception) to February 28, 2001 in conformity with generally accepted accounting principles.

/s/ Eichler Bergsman & Co., LLP
EICHLER BERGSMAN & CO., LLP
New York, New York
March 15, 2001

BLUE MARBLE WORLD, INC.
(a development stage company)

BALANCE SHEET

ASSETS

February 28, 2001Current Assets:
                    Cash                                                                                   $18,865
                     Inventory                                                                               4,123
                    Prepaid expenses and other                                            11,555
                     Total Current Assets                                                        34,543

                    Fixed Assets                                                                          37,295

                  Total Assets                                                                          $71,838

  See Notes to Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

BALANCE SHEET

LIABILITIES AND STOCKHOLDER'S DEFICIENCY

February 28, 2001

Current Liabilities:
Amount due to eSAFETYWORLD, Inc	$167,650
Accounts payable	760
Total	168,410

Stockholder's Deficiency:

Preferred stock; 1,000,000 shares authorized; none issued
Common stock, $.001 par value, 24,000,000 shares authorized; 7,400,000 shares issued and outstanding	7,400
Deficit accumulated during the development stage	(103,972)
Total	(96,572)
Total Liabilities and Stockholder's Deficiency	$71,838

See Notes to Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF OPERATIONS

FOR THE PERIOD OCTOBER 1, 2000 (inception) to FEBRUARY 28, 2001

Start-up costs:
Product development costs	$ 32,917
Sales and marketing development	43,997
General and administrative	27,058

Net loss incurred during the development stage	($103,972)

		($.01)

Weighted average number of common and Common equivalent shares outstanding	7,400,000

See Notes to Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD OCTOBER 1, 2000 (inception) to FEBRUARY 28, 2001

Cash flows from operating activities:
Net loss incurred during the development stage	($103,972)
(Increase) in net operating assets	(14,918)

Cash used by operating activities	(118,890)

Cash flows from investing activities:
Purchase of fixed assets	(37,295)

Cash flows from financing activities:
Amounts borrowed from eSAFETYWORLD, Inc	171,050
Issuance of common stock	4,000
Total	175,050

Net increase (decrease) in cash	18,865
Cash and cash equivalents - beginning	0
Cash and cash equivalents - ending	$18,865

See Notes to Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD OCTOBER 1, 2000 (inception) to FEBRUARY 28, 2001

	Common Shares	Stock Amount		Total

			Deficit

Issuance of 7,400,000 shares	7,400,000	$7,400		$7,400

Net loss incurred during the development stage
			($103,972)	(103,972)

Balance, February 28, 2001	7,400,000	$7,400	($103,972)	($96,572)

See Notes to Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

Blue Marble World , Inc. (the "Company") is a Nevada corporation established in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company domiciled in Bohemia, New York. It will be a network marketing company involved in the distribution and sale of high quality nutritional, personal care and other products.

The Company has operated as a development stage company and has not yet commenced revenue generating activities. The startup costs incurred through February 28, 2001 relate principally to work performed by employees and consultants of eSAFETYWORLD relating to the formulation of products, the design and development of a website and software, the design and preparation of sales literature and forms, and the establishment of a distribution network. Such amounts were allocated to the Company at cost without any markup based on the estimated percentage of time that each employee or consultant worked for the benefit of the Company. The amount of estimated time and expense was determined based on reference to specific time and expense reports. There were no allocations of general overhead. Management believes that the allocation by specific identification is reasonable.

The amount due to eSAFETYWORLD, Inc. is noninterest-bearing and has no specified maturity date.

NOTE 2-- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The accompanying financial statements include startup costs that were incurred during the period that the Company functioned as a division of eSAFETYWORLD. A summary of the Company's significant financial accounting and reporting policies is as follows.

5. Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include allowances for product returns, outcome of contingencies and obsolete inventory. Actual results could differ from these estimates.

6. Cash and Cash Equivalents

For the purpose of the Statement of Cash Flows, cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less.

7. Inventories

Inventories consist entirely of merchandise purchased for resale and are stated at the lower of cost (using the first-in, first-out cost flow assumption) or market. All inventory was purchased from third party manufacturers

8. Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheet for cash, cash equivalents, receivables and payables approximate their respective values due to the short maturities of these instruments.

9. Fixed Assets

Fixed assets consist entirely of website development costs, purchased software, office equipment and fixtures and are recorded at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of such assets which range from five to seven years. Expenditures for maintenance and repairs are charged to expense as incurred.

Fixed assets consist of the following:

Website development	$21,315
Computer equipment	1,800
Software	14,180
Total	$37,295

10. Long Lived Assets

Long lived assets, including intangibles, to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or estimated fair value reduced by estimated disposal costs.

11. Revenue Recognition

Revenue for product sales will be recognized when products are shipped or when the independent fulfillment center has been instructed to ship products to independent distributors.

12. Income Taxes

The Company's operations are included in the consolidated income tax returns of eSAFETYWORLD. For the purpose of preparing an income tax provision for financial reporting purposes, the Company calculates a provision that complies with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has fully reserved for the potential benefits of its operating losses because realization, on a separate company basis, is not assured.

13. Foreign Currency

The Company's invoices for products sold to its independent distributors will be denominated entirely in United States dollars. All products will be purchased in and shipped from the United States. Therefore, the Company will assume no foreign exchange or translation risks on foreign sales.

14. Fiscal Year

The Company's fiscal year ends on February 28.

15. Basic Income (Loss) Per Share

Basic income (loss) per common and common equivalent share is calculated by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during each period after giving retroactive effect to all stock splits.. There were no options or convertible instruments outstanding during the period.

16. Prepaid expenses

At February 28, 2001, prepaid expenses consisted principally of advance payments made for the purchase of inventories.

NOTE 3 -- REGULATORY MATTERS

The Company will be subject to governmental regulations in each jurisdiction in which it operates or will operate. These regulations pertain to product formulation, labeling and packaging, product claims and advertising and to the Company's direct selling system. Although management believes that the Company will take steps to be in compliance, in all material respects, with the statutes, laws, rules, and regulations of every jurisdiction in which it will operate, no assurance can be given that the Company's compliance with applicable statutes, laws, rules and regulations will not be challenged by domestic or foreign authorities or that such challenges will not have a material adverse effect on the Company's future financial position or results of operations or cash flows.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

Commissions

The Company has entered into a distributor contract with Blue Marble Base, Inc. ("BMB"). Two officers and directors of the Company, who are also officers and directors of eSAFETYWORLD, control BMB. The Company has agreed to pay BMB a commission based upon its compensation plan. Such directors voluntarily pay part of the commission earned by BMB to several other employees. These directors will continue to earn a commission through BMB, even if they are not employed by the Company in the future No amounts of commissions were earned or paid under this agreement through June 30, 2001.

Management Fee

The Business Management Agreement, as revised in September 2001, requires the Company to pay a management fee to eSAFETYWORLD the sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at the Company's option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date.

NOTE 5 -- STOCKHOLDERS' EQUITY

The Company was incorporated in the state of Nevada and is authorized to issue up to 24,000,000 shares of common stock having a par value of $.001 per share and 1,000,000 shares of preferred stock. Neither the certificate of incorporation nor the by-laws contain any provision that would delay, defer or prevent a change in control. However, the Company's ability to issue shares of common or preferred stock without a vote of the shareholders could have the effect of delaying, deferring or preventing a change in control.

There are 7,400,000 shares of common stock issued and outstanding after giving retroactive effect to a 1.85 to 1 forward stock split declared on May 31, 2001. Each share of common stock entitles the holder to one vote on each matter submitted to the stockholders. The holders of common stock:

5. have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

6. are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

7. do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

8. are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

The Company's certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Its board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. It has no present intention to issue any shares of preferred stock. There can be no assurance that it will not do so in the future. No preferred stock may be issued without the underwriter's consent for 12 months following the effective date of the Company's public offering.

The Company has never paid any dividends on its common stock.

Stock Option Plan

The Company has a stock option plan that expires in 2011 and enables it to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

Subsequent Events

The Company declared a 1.85 to 1 forward stock split effective on May 31, 2001. All share amounts disclosed in these financial statements give retroactive effect to this forward split.

The Company has entered into a three-year consulting agreement with its president, effective on June 1, 2001, under which he is entitled to receive:

5. Downline positions and placement as is mutually agreed by the parties. The commission will be paid in the same manner other distributors receive payment pursuant to the Company's compensation plan.

6. A percentage of sales of products in the United States and other countries agreed to by the parties equal to 4 % of the first $100,000 in monthly sales for the term of this agreement; 3% of monthly sales between $100,000 to $300,000 per month for the term of this agreement; 2% of monthly sales between $300,000 to $1,000,000; and 1% of monthly sales above $1,000,000 for the term of this agreement. The payment will be made 30 days after the close of each month.

7. An option to acquire 50,000 shares of the Company's common stock. The exercise price of the option shall be the opening price on the date that the Company's shares commence trading on the OTC Bulletin Board. The option becomes exercisable as follows: 10,000 shares 30 days after the shares begin trading and 10,000 shares every thirty day thereafter until the option on all 50,000 shares becomes fully exercisable..

8. An additional option to acquire up to 25,000 shares of the Company's common stock which becomes exercisable when monthly sales equal or exceed $25,000 per month for three consecutive months; 25,000 shares when monthly sales equal or exceed $50,000 for three consecutive months; 100,000 shares when monthly sales equal or exceed $100,000 for three consecutive months; and 100,000 shares when monthly sales equal or exceed $200,000 for three consecutive months. The exercise price of the option shall be the average closing bid price for the 31st through the 60th day following the date on which the Company's shares commence trading on the OTC Bulletin Board.

9. The president shall receive a fee of $4,000 per month when and if we raise a minimum of $200,000 in equity financing from sources other than eSAFETYWORLD. Such payments will continue until Mr. Swenson's monthly payments from commissions exceed $5,000 per month. In other months, the consulting fee shall be reduced using the following formula - ($4,000 minus payments received from commissions minus $1,000).

In addition, we will reimburse him for approved out-of-pocket expenses. No expenses were incurred or recognized under this agreement through June 30, 2001.

Master Distribution Agreement

At June 30, 2001 we owe eSAFETYWORLD an aggregate of $_______. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that the Company obtains. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2002, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 31, 2002. If the Company is unable to pay the balance by July 31, 2003, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of the Company's common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading, If eSAFETYWORLD converts amounts due it at any point after July 31, 2003, it shall have demand registration rights with respect to the shares received upon conversion. The Company shall pay all registration costs.

BLUE MARBLE WORLD, INC.
(a development stage company)

BALANCE SHEET

ASSETS

June 30, 2001
(unaudited)

Current Assets:

Inventory	$48,304

Website, Computer and Software	82,146

Total Assets	$130,450

See Notes to Condensed Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

BALANCE SHEET

LIABILITIES AND STOCKHOLDER'S DEFICIENCY

June 30, 2001
(unaudited)

Current Liabilities:
Accounts payable	$8,547
Amount due to eSAFETYWORLD, Inc	295,904

Total	304,451

Stockholder's Deficiency:

Preferred stock; 1,000,000 shares authorized; none issued
Common stock, $.001 par value, 24,000,000 shares authorized; 7,400,000 shares issued and outstanding
7,400
Deficit accumulated during the development stage	(181,401)
Total	(174,001)

Total Liabilities and Stockholder's Deficiency	$130,450

See Notes to Condensed Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF OPERATIONS
FOR THE PERIOD MARCH 1, 2001 to JUNE 30, 2001

Start-up costs:
Product development costs	$20,049
Sales and marketing development	19,058
General and administrative	37,872

Net loss incurred during the development stage	($77,429)

		($.01)

Weighted average number of common and Common equivalent shares outstanding
	7,400,000

See Notes to Condensed Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF CASH FLOWS
FOR THE PERIOD OCTOBER 1, 2000 (inception) to JUNE 30, 2001

Cash flows from operating activities:
Net loss incurred during the development stage	($181,401)
(Increase) in net operating assets	(39,757)

Cash used by operating activities	(221,158)

Cash flows from investing activities:
Purchase of fixed assets	(82,146)

Cash flows from financing activities:
Amounts borrowed from eSAFETYWORLD, Inc	295,904
Issuance of common stock	7,400
Total	303,304

Net increase (decrease) in cash	0
Cash and cash equivalents - beginning	0
Cash and cash equivalents - ending	$0

See Notes to Condensed Financial Statements.

BLUE MARBLE WORLD, INC.
(a development stage company)

STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD MARCH 1, 2001 to JUNE 30, 2001

	Common Shares	Stock Amount		Total

			Deficit

Balance at February 28, 2001	7,400,000	$7,400	($103,972)	($96,572)

Net loss incurred during the development stage
			(77,429)	(77,429)

Balance at June 30, 2001	7,400,000	$7,400	($181,401)	($174,001)

See Notes to Condensed Financial Statements

BLUE MARBLE WORLD, INC.
(a development stage company)
Notes to the Condensed Financial Statements
June 30, 2001
(Unaudited)

   BASIS OF PRESENTATION

The accompanying interim condensed financial statements for the four-month period ended June 30, 2001 and are unaudited and include all adjustments considered necessary by Management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These condensed financial statements should be read in conjunction with the information filed as part of the Company's audited financial statements included elsewhere in this Prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 23. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Filing fee	$79.20
Accounting fees	5,000.00
Legal and professional	7,500.00
Other	2,420.80

Total	$15,000

ITEM 24. RECENT SALES OF UNREGISTERED SECURITIES.

There have been no recent sales of unregistered securities.

ITEM 25. EXHIBITS.

The following exhibits can be found as exhibits to the filings listed.

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
4.1	Specimen of Certificate of Common Stock (1)
5	Opinion of Stephen Schneer *
10.1	Stock Option Plan (1)

10.2	Consulting Agreement (1)
10.3	Blue Marble Base Agreement (1)
10.4	Business Management Agreement (1)
10.5	Form of Master Distribution Agreement
10.6	Revised Business Management Agreement
10.7	Form of distributor application and agreement and terms and conditions

22.1	Consent of Eichler Bergsman, & Co., LLP
23.2	Consent of of Stephen B. Schneer, LLP (included in exhibit 5.1) *
*	To be filed by Amendment
(1)	Filed previously

ITEM 26. UNDERTAKINGS.

Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each Purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The Registrant further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

11.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bohemia, State of New York, on the _3__th day of October, 2001.

                                                          BLUE MARBLE WORLD, INC.

By:__/s/ EDWARD A. HEIL_______________
Edward A. Heil
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this

Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                                                        TITLE                                    DATE

                                                                              Director                                  October 3 __, 2001
/s/Edward A, Heil
Edward A. Heil

                                                                           Director& CFO                         October 3 __, 2001
/s/R. Bret Jenkins
R. Bret Jenkins

                                                        Director                                     October 3__, 2001
/s/Thomas Swenson
Thomas Swenson

                                                                          Director                                    October 3 __, 2001
/s/James Brownfiel
James Brownfiel

                                                                         Director                                     October 3 __, 2001
/s/Claire Heil
Claire Heil

/s/Stephen Schneer                                      Director                                       October 3 __, 2001
Stephen Schneer

Exhibit 10.5
MASTER DISTRIBUTION AGREEMENT
between
eSAFETYWORLD, Inc.
(a Nevada corporation)
as Transferor,

and

BLUE MARBLE WORLD, INC.
(a Nevada corporation)
as Transferee [ ], 2001

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") made effective as of the [ ] day of [ ], 2001 (the "Effective Date") by and between eSAFETYWORLD, Inc., a Nevada corporation ("Transferor"), and Blue Marble World, Inc.., a Nevada corporation ("Transferee"). Transferor and Transferee are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS, Transferee is a wholly-owned subsidiary of Transferor;

WHEREAS, Transferee and Transferor are in diverse businesses and have determined that it is in the best interests of the future development of each of their businesses if they were operated as separate entities;

WHEREAS, in order to effect the separation of the businesses, Transferor has determined to distribute as a dividend to the public shareholders of its common  stock 6,000,000 shares of the capital stock that Transferor holds in Transferee; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants made in this Agreement and in reliance upon the representations and warranties made in this Agreement, Transferor and Transferee, intending to be legally bound, hereby agree as follows:

  DEFINITIONS ARTICLE

As used in this Agreement, the following terms, when capitalized, shall have the respective meanings set forth in this Definition Article. Other capitalized terms used in this Agreement are defined elsewhere in the text of this Agreement.

1. "Contract" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

2. "Separation Date" means the Effective Date of this Agreement.

ARTICLE REGARDING DISTRIBUTION AND SPIN-OFF

The Parties understand and agree that:

1. It is in the best interests of the future development of each of their respective businesses if the business of Transferor and the business of Transferor were operated as independent, separate businesses;

2. The business of Transferor and the business of Transferor be separated pursuant to a spin-off by Transferor of Transferor's business, all as described in this Agreement;

3. Each public stockholder of Transferor will receive two shares of Transferee's common stock for every share of Transferor's common stock held (the "Dividend");

4. The record date for the distribution will be the close of business on ______, 2001; and

5. No fractional shares of Transferee's common stock will be distributed.

ARTICLE I

TRANSFER OF ASSETS; ASSUMED OBLIGATIONS

------------------------------------------------

1.1 TRANSFER OF ASSETS.

(a) Transferred Assets. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (defined in Section 2.1(a) below), Transferor will assign, transfer and deliver to Transferee, and Transferee will accept from Transferor all of Transferor's right, title and interest in and to all of the properties and assets, tangible and intangible, of every kind, nature and description (other than cash and cash equivalents), wherever located, owned or held by Transferor (in whole or in part) on the Closing Date and used solely in connection with Transferor's business (hereinafter sometimes collectively referred to as the "Assets"). Such Assets shall include and consist of all assets set forth on the Transferee's balance sheet attached hereto as Exhibit 1.

(b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Assets shall not include Transferee's cash or cash equivalents..

1.2 ASSUMED OBLIGATIONS. Transferee shall assume all of the liabilities set forth on the Balance Sheet included as Exhibit 1 including a liability due to eSAFETYWORLD of _____. The liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion received from any source subsequent to the spinoff. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2002, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 31, 2002. If Transferee is unable to pay the balance by July 31, 2003, the unpaid balance may, at Transferor's option, be converted into shares of Transferee's common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading, If Transferor converts its obligation at any point after July 31, 2003, it shall have demand registration rights with respect to the shares received upon conversion. Transferee shall pay all registration costs.

1.3 PAYMENT OF PURCHASE PRICE. The purchase price for the Assets shall be the assumption of all of the liabilities incurred by Transferor in connection with the Business or with respect to the Assets (other than the Excluded Assets, as defined in Section 1.1(b), above) of every kind, nature and description, and the  issuance of the Dividend.

ARTICLE II
CLOSING; ABSOLUTE SALE
----------------------

2.1 CLOSING.

(a) Time and Place. Subject to the fulfillment of the conditions precedent set forth in Article X, below, the transactions contemplated by this Agreement shall be consummated and closed (the "Closing") at the offices of eSAFETYWORLD, Inc., 80 Orville Drive, Bohemia, NY 11961 at 10:00 a.m. (New York City time) on ______, 2001 (the "Closing Date"). The Closing may occur at such later or earlier time or such other place as the Parties hereto agree in writing.

(b) Delivery of Instruments. At the Closing:

(i) Transferor's Closing Documents. Transferor will deliver or cause to be delivered to Transferee the following documents (collectively referred to as "Transferor's Closing Documents"):

(1) Bill of Sale

(2) Assignment of Rights

(3) Resolutions of Transferor. A true and complete copy of the resolutions of Transferor by which the execution, delivery and performance of this Agreement and Transferor's Closing Documents were authorized, and a list of Transferor's officers (and their titles) incumbent as of the date hereof, each certified by the Secretary of Transferor as of the date hereof, and all other certificates, consents, approvals and documentary evidence, if any, required to be delivered pursuant to this Agreement; and

(ii) Transferee's Closing Documents. Transferee will deliver or cause to be delivered to Transferor the following documents (collectively referred to as "Transferee's Closing Documents"):

(1) Assumption and Acceptance.

(2) Resolutions of Transferee's Board. A true and complete copy of the resolutions of Transferee's Board of Directors by which the execution, delivery and performance of this Agreement and Transferee's Closing Documents were authorized, certified by the Secretary or Assistant Secretary of Transferee as of the date hereof, and all other certificates, consents, approvals and documentary evidence, if any, required to be delivered pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES BY TRANSFEROR
----------------------------------------

Transferor hereby represents, warrants and covenants to Transferee with respect to Transferor or the Business, as the case may be, that:

3.1 ORGANIZATION AND GOOD STANDING. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the power and authority to own the Assets and to conduct the Business as such business is being conducted as at the Closing Date. Transferor is duly qualified to do business and is in good standing in the states where necessary to operate the Business.

3.2 AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Transferor has full power and authority to enter into this Agreement and Transferor's Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder. The execution, delivery of and performance of this Agreement and Transferor's Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Transferor. This Agreement has been duly executed and delivered by Transferor and is a valid and binding obligation of Transferor enforceable in accordance with their respective terms, except as enforcement may be limited by the effect of all applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights, and by the principles of equity. The execution, delivery of and performance of this Agreement and Transferor's Closing Documents will not result in a violation of any provision of the Articles of Organization of Transferor or of any provision of any material agreement or instrument of Transferor (including, without limitation, its bylaws) or to which Transferor is a party or by which Transferor or the Assets is bound, or of any law, regulation, judgment, order or decree of any court or governmental authority to which Transferor is a party or by which Transferor or the Assets is bound or to which it is subject. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Transferor from any federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or by regulation of such government or agency shall have been made in such form as is acceptable as filed or as may be amended. No approval of shareholders of Transferor is required by the Articles of Organization of Transferor in connection with the transactions contemplated by this Agreement.

3.3 TAX MATTERS. Except for current period taxes or assessments not yet payable, as of the date hereof there are no tax, including social security and withholding tax, obligation of Transferor which constitutes, or may thereafter constitute, a lien on the Assets, and, if such lien exists or arises, it will be discharged promptly by Transferor. Transferor has not received a notice of proceedings or other action pending for the purpose of assessing or collecting additional taxes of any kind from Transferor for any period for which returns have been filed by Transferor, the result of which if adverse to Transferor would constitute a lien on the Assets and, if such lien arises, it will be discharged promptly by Transferor.

3.4 LITIGATION AND OTHER CLAIMS.

(A) PENDING AND THREATENED LITIGATION. Except as set forth in Exhibit 2, as of the date hereof there are no actions, suits, claims (including products liability claims) or proceedings (a) pending or, (b) to the best knowledge of Transferor, threatened, before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, body or instrumentality against Transferor or affiliate of Transferor or affecting the Assets, at law or in equity, which, if determined adversely to Transferor, net of insurance, would have a material adverse effect on the Assets or the Business. Transferor is not a party to or subject to the provisions of any written order, writ, injunction, decree or judgment with respect to the Assets of any court or foreign, federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality.

(B) LITIGATION WITH RESPECT TO THIS AGREEMENT. Transferor is not a party to, nor, has it been threatened with, any litigation or proceeding or written claim which seeks to restrain or prohibit the transactions contemplated by this Agreement.

(C) GOVERNMENTAL NOTICE OF VIOLATION IN RESPECT OF THE AGREEMENT. Transferor has not received from any federal, state, local or foreign governmental agency or authority notice that consummation of the transactions contemplated by this Agreement would constitute a violation of any applicable law, regulation or ordinance.

3.5 COMPLIANCE WITH LAWS. Transferor has not received any written notice asserting any noncompliance by it with, nor to Transferor's knowledge, is there any basis for any assertion that, it is not in material compliance with, any applicable law (including environmental laws), statute, rule or regulation, federal, state or local, or any agency thereof, having jurisdiction over it, which non-compliance relates to the Assets or to Transferor's ownership or possession of the Assets.

3.6 FINDER'S FEE. Transferor has not incurred any obligation of any kind whatsoever to any party for any broker's or finder's fee in connection with the transactions contemplated by this Agreement.

3.7 INTELLECTUAL PROPERTY. Except as listed on Exhibit 3, there are no trade names, patents, trademarks or copyrights, and no applications to register any of the foregoing, owned or licensed by Transferor and used by Transferor as of the date hereof and material to the conduct of the Business. Transferor has not received any actual notice or claim from any third party that it infringes upon or conflicts with the property right of any third party, and, to the knowledge of Transferor, no third party infringes any intellectual property rights of Transferor.

3.8 EMPLOYMENT CONTRACTS AND OTHER PLANS. Except as disclosed on

Exhibit 4, Transferor does not have any obligation with respect to any fringe benefit arrangement, any deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, incentive compensation plan, executive compensation plan, agreement, arrangement, or commitment to provide compensation which is not an ERISA Plan (other than normal payroll policies concerning holidays, vacations, and compensation continuation during short absences for illness, approved or legally mandated leaves of absences, or for other reasons).

3.9 DISCLOSURE. No representation or statement made by Transferor in this Article III, nor any representation or statement made by Transferor in any schedule with respect thereto, contains, as of the date hereof any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not false or misleading, which untrue statement or omission could have a materially adverse effect on the Assets or the Assumed Obligations after the Closing Date.

3.10 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article III are true in all respects as made on the date hereof. The representations and warranties contained in this Article

III will be true in all material respects on the Closing Date as if made thereon.

3.11 WARRANTY DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF ITS ASSETS, ASSUMED OBLIGATIONS OR OPERATIONS, OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS, AND TRANSFEROR EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY TRANSFEREE
---------------------------------------

Transferee hereby represents, warrants and covenants to Transferor that:

4.1 ORGANIZATION AND GOOD STANDING. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

On the Closing Date, Transferee will have full corporate authority and power to own the Assets.

4.2 AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Transferee has full power and authority to enter into this Agreement, and Transferee's Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery of and performance of this Agreement and Transferee's Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Transferee. This Agreement has been duly executed and delivered by Transferee and is a valid and binding obligation of Transferee enforceable in accordance with their respective terms, except as enforcement may be limited by the effect of all applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights, and by the principles of equity. The execution, delivery and performance of this Agreement, the Ancillary Agreements and Transferee's Closing Documents will not result in a violation of the Certificate of Incorporation or By-laws of Transferee or of any provision of any material agreement or instrument of Transferee or to which Transferee is a party or of any law, regulation, judgment, order or decree of any court or governmental authority to which Transferee is a party or by which Transferee is bound or to which it is subject. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Transferee from any federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or by regulation of such government or agency shall have been made in such form as is acceptable as filed or as may be amended. No approval of the stockholders of Transferee is required by the Certificate of Incorporation or By-laws of Transferee in connection with the transactions contemplated by this Agreement.

4.3 LITIGATION AND OTHER CLAIMS.

(A) PENDING AND THREATENED LITIGATION. There are no actions, suits, claims (including products liability claims) or proceedings pending or, to the best knowledge of Transferee, threatened, before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, body or instrumentality against Transferee or affecting any of its property or assets at law or in equity, which, if determined adversely to Transferee, net of insurance, would have a material adverse effect on the performance by Transferee of its obligations under or pursuant to this Agreement or Transferee's Closing Documents.

(B) LITIGATION WITH RESPECT TO THE AGREEMENT. Transferee is not a party to, nor, to its best knowledge, has it been threatened with any litigation or proceeding which seeks to restrain or prohibit the transactions contemplated by this Agreement.

(C) GOVERNMENTAL NOTICE OF VIOLATION IN RESPECT OF THE AGREEMENT. Transferee has not received from any federal, state, local or foreign governmental agency or authority notice that consummation of the transactions contemplated by this Agreement would constitute a violation of any applicable law, regulation or ordinance.

4.4 FINDER'S FEE. Transferee has not incurred any obligation of any kind whatsoever to any party for any broker's or finder's fee in connection with the transactions contemplated by this Agreement.

4.5 DISCLOSURE. No representation or statement made by Transferee in Article IV of this Agreement contains as of the date hereof any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not misleading.

4.6 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article IV are true on the date hereof and will be true on the Closing Date as if made thereon.

ARTICLE V
ARBITRATION
-----------

5.1 ARBITRATION. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance of the rules of the American Arbitration Association , and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Suffolk County, State of New York. In the event that arbitration results from or arises out of this Agreement or the performance thereof or litigation to enforce any award entered therein, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

ARTICLE VI
MISCELLANEOUS
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6.1 BINDING EFFECT. Except as otherwise provided in this Section 6.1, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

6.2 NO ASSIGNMENT. Except as expressly provided in this Agreement, this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. Any attempted or purported assignment by either Party, other than in accordance with this Section 6.2, shall be null and void and of no force or effect.

6.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by delivery of facsimile signatures.

6.4 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, except that this Agreement shall not be reformed in any way if such reformation will deny to either Party the essential benefits of this Agreement, unless the benefited Party waives in writing its right to such benefits. In the event that such reformation is not undertaken as provided herein, the Parties shall place themselves as closely as practicable in the positions they were in immediately prior to the Closing Date.

6.5 SURVIVAL. The representations, warranties, indemnities and agreements of the Parties to this Agreement shall survive the Closing for a period of one (1) year. The period of limitations set forth above shall be in lieu of all statutes of limitations otherwise applicable having a duration of more than that period.

6.6 NOTICES. All notices required to be given under the terms of this Agreement or which either of the Parties desires to give hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested, addressed as follows:

(a) IF TO TRANSFEREE:

Blue Marble World, Inc.
80 Orville Drive
Bohemia, New York 11716
Attention: President

(b) IF TO TRANSFEROR:

eSAFETYWORLD, Inc.
80 Orville Drive
Bohemia, New York 11716
Attention: Chairman

Any Party may designate a change in address at any time upon written notice to the other Party.

6.7 NO THIRD-PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to benefit any person other than the signatories hereto or their permitted assigns, nor shall any such provision be enforceable by any such other person.

6.8 EXHIBITS . The Exhibits referred to herein form a part of this Agreement, and are hereby incorporated herein by this reference.

6.9 ENTIRE AGREEMENT; AMENDMENTS; HEADINGS; WAIVERS, ETC. This Agreement and the Schedules hereto contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either oral or written, between the Parties with respect to such subject matter. No understandings, representations or warranties made or agreed to by either Party prior to or contemporaneously with the execution of this Agreement, except understandings, representations and warranties contained in Transferor's or Transferee's Closing Documents, shall be binding upon either Party or shall otherwise affect this Agreement, and no amendment, modification or waiver of any provision of this Agreement or either Party's Closing Documents will be binding unless in writing and signed by authorized representatives of both Parties. The headings in this Agreement, its Exhibits and Transferee's and Transferor's Closing Documents are for convenience of reference only and shall not constitute a part of this Agreement or of such Schedules or Closing Documents. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.. Disclosures made by Transferor in this Agreement or in any Exhibit hereto in respect of any covenant, representation or warranty of Transferor shall be deemed to have been made with equal force and effect with respect to every other relevant covenant, representation and warranty made by Transferor and in each relevant Exhibit hereto.

References to Sections are to Sections in this Agreement and in each case include references to all subsections under the referenced Section. Words denoting the singular tense or person shall include the plural and vice versa and references to the masculine gender shall, where the context permits, include the feminine and/or neuter genders and vice versa. The words "including," "includes," "include" as used in this Agreement mean, respectively, "including, without limitation," "includes, without limitation," and "include, without limitation." The words "hereof," "herein" and "hereunder" and words of similar import shall refer to all applicable provisions of this Agreement and not to any particular provision. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. All references to statutory provisions shall include all amendments and reenactments thereof.

6.10 CONFIDENTIALITY.

(a) CONFIDENTIAL INFORMATION. Each Party (the "Holding Party") shall hold the "Confidential Information" of the other Party (the "Owning Party") in confidence and will not disclose Confidential Information of the Owning Party to any other person, except as required by court or governmental order or use the Confidential Information for any purpose other than internal administrative purposes. "Confidential Information" shall mean confidential and proprietary technological and business information, including marketing, financial and customer information, whether or not in writing. Confidential Information does not include information which (i) can clearly be demonstrated to have been in the possession of the Holding Party at the time Confidential Information was disclosed to it, provided that, such information was not known by the Holding Party to be subject to another confidentiality agreement or under other obligations of secrecy, or (ii) becomes generally available to the public other than as a result of a disclosure by the Holding Party or its employees or agents, or (iii) becomes available to the Holding Party on a non-confidential basis from a source other than the Owning Party, provided that, such source is not known by you to be bound by a confidentiality agreement with, or other obligations of secrecy to, the Owning Party or another party, or (iv) can clearly be demonstrated to have been developed by the Holding Party independent of the Confidential Information, or (v) the Owning Party consents in writing may be disclosed by the Holding Party.

(b) OWNERSHIP OF CONFIDENTIAL INFORMATION. All Confidential Information is and shall remain the property of the Party that owned it immediately prior to the Spin-off.

(c) LIMITED LICENSE. Nothing in this Agreement shall be deemed to be a grant by the Owning Party of any express or implied license under any of the Owning Party's Confidential Information.

(d) RELIEF FOR BREACH. In the event of breach of any of the obligations of the Holding Party under this Agreement, the Owning Party shall have the right to have such obligation specifically enforced by a court of competent jurisdiction, including, without limitation, the right to entry of restraining orders and injunctions, whether preliminary, mandatory, temporary, or permanent, against a violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to the Owning Party and that money damages would not provide an adequate remedy. In addition, the Owning Party may pursue other rights and remedies that may be available to it under this Agreement, at law or in equity in the event of any such violation, and any right or remedy so pursued shall be independent of any other right or remedy, and all such rights and remedies shall be severally enforceable. In the event that the Owning Party commences legal action or seeks legal advice to enforce the obligations of the Holding Party under this Agreement, the Holding Party shall be responsible for all costs of such action and advice, including, without limitation, reasonable attorneys' fees. The Holding Party hereby irrevocably consent that any legal action against it arising out of or in any matter relating to this Section may be brought in any federal court in New York or, if any such court lacks subject matter jurisdiction, in any State Court in New York. By your execution and delivery of this Agreement, each Party hereby irrevocably consents to the jurisdiction of such courts and waives any defense based upon improper venue, inconvenient venue or forum or lack of jurisdiction.

6.11 INDEMNIFICATION

INDEMNITY. The parties mutually agree to indemnify and hold the other harmless against all liabilities, claims, causes of action, costs, and expenses arising out of (i) any breach of warranty or misrepresentation by an offending party, or its nonperformance of any covenant or obligation under this Agreement, and (ii) any misrepresentation or omission in any document or other paper delivered by the offending party under this Agreement.

6.12 SHARING INFORMATION

SHARING INFORMATION. The parties agree to make certain information available to each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

(a) MAINTAIN RECORDS. Each party shall maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

(b) RETAIN RECORDS. Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.

(c) PROVIDE PERSONNEL. Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

*********************

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives in the presence of the designated witnesses on the date first above written.

eSAFETYWORLD, INC.

By:
------------------------------

Name:
----------------------------

Title:
---------------------------

Date:
----------------------------

BLUE MARBLE WORLD, INC.

By:
------------------------------

Name:
----------------------------

Title:
---------------------------

Date:
----------------------------

Exhibit 10.6

AMENDED BUSINESS MANAGEMENT CONTRACT

THIS AMENDED AGREEMENT is made and entered into this 17th day of September, 2001, by and between Blue Marble World, Inc., hereinafter referred to as "Blue Marble" or "Management" or "Business", a Nevada corporation, and eSAFETYWORLD, Inc., a Nevada corporation, hereinafter referred to as "eSAFETYWORLD" and "Consultant" and replaces a previous Business Management Contract dated February 28, 2001.

WITNESSETH

WHEREAS, Blue Marble is a direct sales company that sells high quality personal care and nutritional products in the United States, hereinafter referred to as the "Business."

WHEREAS, Blue Marble desires that eSAFETYWORLD act as a consultant to certain aspects of the Business, and eSAFETYWORLD desires to operate and provide services to certain aspects of the Business, subject to the terms and conditions of this contract;

NOW, THEREFORE, for and in consideration of the foregoing and of the terms and conditions herein set forth, the parties do agree to the following.

1. BLUE MARBLE'S AGREEMENT. Blue Marble agrees that eSAFETYWORLD shall provide administrative support services the Business for a period of three years. The Agreement will automatically rollover for an additional year on each contract anniversary date unless terminated in writing by one of the parties on such anniversary date. This term is hereinafter referred to as the "Operating Period."

2. eSAFETYWORLD'S RESPONSIBILITIES. During said term, eSAFETYWORLD shall use its best efforts in the administration of the Business, including supervising the calculation and payment of commissions, ordering of product and fulfillment of orders, and hosting the website. In the furtherance of the foregoing, Management shall:

a. Hire, supervise and compensate, from Blue Marble's funds, all employees of the Business. Provide logistical and customer service functions.

b. Maintain or supervise the maintenance of records and books of account and financial reports required to be filed with the Securities Exchange Commission..

c. Supervise the payment of liabilities and obligations

d. Supervise the preparation and filing of all income tax returns, sales tax reports, and any and all other returns and/or reports required in the operation of the Business by any governmental entity.

e. Supervise customer service and other day-to-day business functions.

Consultant shall assist Management in performing these functions.

3. COMPENSATION.

a. Blue Marble shall pay to eSAFETYWORLD the sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at Management's option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants.

b. The amount payable each month shall be subject to renegotiation on each Contract Anniversary Date.

c. For purposes of this Agreement, the term "gross sales" shall be determined on an accrual basis and be defined as the following:

DEFINITION OF GROSS SALES: The phrase Gross Sales, as used herein, shall mean the dollar aggregate of the entire amount of the price charged for all goods, wares and merchandise sold, leased, licensed or delivered, and all charges for all products sold by Blue Marble as determined in conformity with accounting principles generally accepted in the United States.

5. TERMINATION. Upon the termination of this Agreement, Consultant shall return to Blue Marble all property of Blue Marble in the possession of eSAFETYYWORLD.

6. EARLY TERMINATION OF THIS AGREEMENT. This Agreement shall be terminated, except as to liabilities or claims which shall have accrued or arisen prior to such termination, and all obligations hereunder shall cease upon the happening of any of the following events.

a. If there shall be filed by Consultant in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of Consultant's property, or if Consultant shall make an assignment or petition for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Consultant which is not discharged within ninety (90) days thereof.

b. The serving of notice by the Blue Marble that Consultant has committed a material breach of this agreement and Consultant not having cured, within thirty (30) days after the mailing of such notice, such breach. Any such termination shall be without prejudice, however, to any and all rights and remedies of Owner.

7. AGREEMENT NOT AN INTEREST IN REAL PROPERTY. This Agreement shall not be deemed at any time to be an interest in real estate, a lien of any nature against the Business or the land upon which it is erected, or to convey a beneficial interest in Owner's business.

8. BINDING EFFECT. Except as herein otherwise provided this Agreement shall inure to the benefit of and be binding upon the parties, their successors or assigns.

9. MISCELLANEOUS.

a. Any consent required of Blue Marble shall be ineffective unless it is in writing and signed by Blue Marble.

b. This Agreement contains the entire agreement of the parties and may be changed, modified, extended or renewed only by an Agreement in writing and signed by the parties.

10. GOVERNING LAW. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance of the rules of the American Arbitration Association , and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Suffolk County, State of New York. In the event that arbitration results from or arises out of this Agreement or the performance thereof or litigation to enforce any award entered therein, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

11. SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect and be construed and enforced as if such provision had not been included or had been modified as above provided as the case may be.

12. CONTRACTUAL PROCEDURES. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties and may be modified or amended only by agreement in writing, signed by the Parties. This Agreement supersedes all previous agreements between the Parties.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be executed on the day and year first above written.

Blue Marble World, Inc.

By:__________________________

Its:__________________________

eSAFETYWORLD, Inc.

By:_________________________

Its:_________________________

Exhibit 10.7

Independent Distributor Application and Agreement:

Independent Distributor Terms and Conditions:

1. I am legally competent to enter into a contract in the jurisdiction in which I reside.

2. I will become a Blue Marble Independent Distributor ("Independent Distributor") upon acceptance of this Application by Blue Marble World, Inc. ("Blue Marble"), and I will, at that time, have the right to sell Blue Marble products and services in accordance with the Blue Marble Compensation Plan (the "Compensation Plan"). This Agreement will be deemed accepted by Blue Marble when it is date-stamped upon actual receipt of the signed original by an officially authorized employee of Blue Marble. Applications submitted by facsimile will be temporarily accepted, however, the original must be received by Blue Marble within thirty (30) days for me to be officially accepted as a Blue Marble Independent Distributor.

3. I have read the Compensation Plan as well as the official Policies and Procedures for Blue Marble Independent Distributors (the "Policies and Procedures"). I agree to abide by each of these documents, and I agree that the terms and conditions of the Compensation Plan and Policies and Procedures be and are incorporated herein by this reference. I acknowledge that any violation of the terms and conditions of this Agreement, the Compensation Plan or the Policies and Procedures or any other agreements or obligations with Blue Marble or any of its affiliated entities may result in the termination of my Blue Marble Independent Distributor Agreement or other disciplinary action as deemed appropriate by Blue Marble.

4. I understand that no purchases are necessary to become a Blue Marble Independent Distributor. The purchase of a Blue Marble Starter Pack and Autoshipments are optional.

5. This Agreement shall be valid for as long as I am a Independent Distributor of Blue Marble.

6. If I wish to terminate this agreement, I will deliver notification of my intent to terminate in writing to Blue Marble. My voluntary termination will be effective as of the date such notice is received by Blue Marble.

7. As a Blue Marble Independent Distributor I am an independent contractor and am not an employee, partner, agent, franchise, or legal representative of Blue Marble. I agree that I am solely responsible for my compliance with any and all laws or regulations related to my business in any jurisdiction exercising authority over me, including but not limited to the duty to license my business, collect and pay sales tax on retail sales and to comply with all other regulations. I will obey any and all Federal, state and local laws, statutes, and regulations applicable to my business and me.

8. Although Blue Marble or any of its affiliated entities may assist me in becoming aware of application laws, rules and requirements, the sole responsibility to conduct my independent Blue Marble business lawfully in any jurisdiction rests with me. Therefore, I release Blue Marble and any of its affiliated entities and their officers, directors, agents and employees from all liability for any of my actions or omissions. I also waive any claims or causes of action which I (or others acting in my interest) may have occasion to assert respecting my status or conduct as an Independent Distributor or Sponsor of Blue Marble arising out of any of my acts or omissions. I agree to indemnify and hold harmless Blue Marble and any of its affiliated organizations for any claim, actions or liability asserted arising out of my actions, omissions or representation in Sponsoring or conduct my independent Blue Marble business.

9. This Independent Distributor Agreement allows me to sponsor Independent Distributors of Blue Marble in the United States and any other country in which Blue Marble is doing business.

10. I understand that only Independent Distributors in good standing (as such status is solely determined by Blue Marble) may act as Sponsors. Blue Marble, in its sole discretion, may reject this agreement without disclosing any reason therefore. If this Agreement is not accepted or approved, I release Blue Marble and its officers, directors, agents, advisors and employees from all liability incurred by me or by any other person. I waive any associated claim(s) that might be asserted in my interest.

11. I understand that I am responsible for training and supporting an Independent Distributor who I sponsor under the terms of the Compensation Plan. I will perform a bona fide supervisory, soliciting, distributive, and/or selling function in connection with the sale of Blue Marble Products and services to the ultimate consumer. I also agree to train any Independent Distributor who I may Sponsor in the performance of these functions. I will maintain continuing communication with and supervision over my Blue Marble sales organization.

12. I understand and agree that my compensation from Blue Marble is established by the Compensation Plan and will consist solely of commissions and/or bonuses, relating to the sale or other output derived from in-person sales, solicitations or orders from ultimate consumers, in the home or otherwise, rather than in a permanent retail establishment.

13. I agree that I may not alter, repackage, relabel or otherwise change my Blue Marble product, nor will I sell any such product under any name or label other than that authorized by Blue Marble. I further agree that I will refrain from producing, selling or using (for the purpose of advertising, promoting or describing the Company's products) any compensation plan, program, writing, recording or any other materials that have not been previously approved or provided by Blue Marble.

14. I understand and agree that I may not convey, assign or otherwise transfer any rights arising hereunder without the prior written consent of Blue Marble.

15. I agree not to use proprietary trade names, trademarks or other property of Blue Marble without the prior written consent of Blue Marble.

16. I will make no claims involving the Blue Marble Compensation Plan that are not contained in official Blue Marble literature that is produced and distributed by Blue Marble.

17. Blue Marble and its affiliated entities have proprietary rights to its Independent Distributor network and lists of Independent Distributor names. I will not use any Blue Marble networks, Independent Distributor lists, or other Blue Marble contacts to promote the sale or use of any products or services, other than those offered through Blue Marble, to any Blue Marble Independent Distributor whom I do not personally Sponsor.

18. In the event I choose to purchase Blue Marble products on my VISA, MasterCard, Discover, JCB, or American Express charge card or banking debit card, my signature on this Agreement hereby constitutes my authorization to process any order I place to those accounts and to use this as my signature on file. I understand that any cancellation of an order placed by me shall be made in writing within 72 hours of having been placed, but all shipping charges incurred will continue to be billed to me.

19. This is an integrated Agreement that also includes the terms and conditions found in the Policies and Procedures and the Compensation Plan. Other than the referenced documents, no other promises, representation, guarantees, or agreements of any kind shall be valid unless in writing and signed by both me and Blue Marble. If any provision of this Agreement is found to be unenforceable or invalid, the validity of the remaining provisions shall not be affected. Blue Marble shall have the right to change the provisions of its policies and procedures and its compensation plan.

20. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Suffolk County, State of New York. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually occurred regardless of whether damages were otherwise as of said time calculable.

21. I certify the accuracy of all information provided by me in this Independent Distributor Agreement and agree that the providing of false or misleading information authorizes Blue Marble, at is election to declare this Agreement void from its inception.

22. Blue Marble agrees to make quality products available under the terms and conditions of the Blue Marble Compensation Plan and the Policies and Procedures.

23. Blue Marble agrees to promptly pay compensation under the terms and conditions of the Compensation Plan.

24. All payments for autoshipments are to made via Direct Draft of Bank Account or by approved CreditCard.

Exhibit 22.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated March 15, 2001, on our audit of the financial statements of Blue Marble World, Inc. as of February 28, 2001 and for the period October 1, 2000 (inception) to February 28, 2001. We also consent to the reference to our firm under caption " Experts."

/s/
EICHLER BERGERGSMAN& CO., LLP

New York, New York
September 6, 2001